Exhibit 10.1

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark "[***]”.

SECURITIES PURCHASE AGREEMENT

by and among

M A R A V A I L IF E S C I E N C E S H O L D I N G S, I N C.,

ALPHAZYME, LLC,

SELLERS,

BENOIT CAPITAL PARTNERS LLC,

as Sellers' Representative,

and

CHRIS BENOIT,

as Guarantor

January 18, 2023

TABLE OF CONTENTS

Page

ARTICLE I SALE AND PURCHASE OF PURCHASED INTERESTS         5

1.01         Sale and Purchase of Purchased Interests         5

1.02         Consideration         5

1.03         Closing Calculations         6

1.04         Final Closing Balance Sheet Calculation         6

1.05         Post‑Closing Adjustment Payment         7

1.06         Performance Payments         7

1.07         Retention Payments         11

1.08         Contingent Payments         11

ARTICLE II THE CLOSING         13

2.01         The Closing         13

2.02         The Closing Transactions         13

2.03         Withholding         15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY         15

3.01         Organization and Organizational Power         15

3.02         Subsidiaries         15

3.03         Authorization; No Breach; Valid and Binding Agreement         15

3.04         Capitalization         16

3.05         Financial Statements; No Undisclosed Liabilities         17

3.06         Absence of Certain Events         18

3.07         Litigation         20

3.08         Compliance with Laws         20

3.09         Properties         23

3.10         Employee Benefit Plans         24

3.11         Labor and Employment Matters         26

3.12         Assets         27

3.13         Contracts and Commitments         27

3.14         Intellectual Property         29

3.15         IT, Cybersecurity and Data Matters         31

3.16         Tax Matters         32

3.17         Insurance         34

3.18         Brokers         35

3.19         Environmental Matters         35

3.20         Product and Service Warranties; Product Liability         35

3.21         Affiliated Transactions         36

3.22         Suppliers         36

3.23         Customers         36

3.24         Bank Accounts: Powers of Attorney         37

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS         37

4.01         Organization and Organizational Power         37

4.02         Authorization; No Breach; Valid and Binding Agreement         37

4.03         Capitalization         38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER         39

5.01         Organization and Organizational Power         39

5.02         Authorization         39

5.03         No Violation         39

5.04         Governmental Consents         39

5.05         Litigation         39

5.06         Brokerage         40

5.07         Investment Representation         40

ARTICLE VI COVENANTS         40

6.01         Lien Releases         40

6.02         Confidential Information         40

6.03         Access to Books and Records         41

6.04         Director and Officer Matters         41

6.05         Further Assurances         41

6.06         Sellers' Representative.         42

ARTICLE VII INDEMNIFICATION AND RELATED MATTERS         44

7.01         Survival         44

7.02         Indemnification.         44

7.03         General Release         49

ARTICLE VIII ADDITIONAL COVENANTS         50

8.01         Tax Matters         50

ARTICLE IX DEFINITIONS         51

9.01         Definitions         51

ARTICLE X MISCELLANEOUS         64

10.01         Amendment and Waiver         64

10.02         Press Releases and Communications         64

10.03         Expenses         64

10.04         Notices         65

10.05         Assignment         66

10.06         Severability         66

10.07         References         66

10.08         Construction         66

10.09         Complete Agreement         67

10.10         Third‑Party Beneficiaries         67

10.11         Delivery by Electronic Transmission         67

10.12         Counterparts         68

10.13         Governing Law         68

10.14         Jurisdiction         68

10.15         Waiver of Trial by Jury         68

10.16         Specific Performance         68

10.17         Guaranty.         69

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of January 18, 2023, is made by and among M a r a v a i L i f e S c i e n c e s H o l d i n g s, I n c., a Delaware corporation ("Purchaser"), Alphazyme, LLC, a Delaware limited liability company (the "Company"), the holders of Class A Units of the Company (collectively, "Class A Sellers"), the holders of Class B Units of the Company who execute Joinders (as defined below) (collectively, “Class B Sellers” and together with the Class A Sellers, “Sellers”), Benoit Capital Partners LLC, a Florida limited liability company ("Sellers' Representative"), as representative for Sellers pursuant to Section 6.06 hereof, and Chris Benoit, an individual resident of Florida ("Guarantor"), solely as guarantor of Benoit Capital Partners LLC pursuant to Section 10.17 hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX.

WHEREAS, Sellers collectively own beneficially and of record all of the issued and outstanding limited liability company interests of the Company (the "Purchased Interests") as set forth on the Capitalization Schedule attached hereto;

WHEREAS, Purchaser desires to acquire from Sellers, and Sellers desire to sell to Purchaser, 100% of the Purchased Interests on the terms and subject to the conditions set forth herein;

WHEREAS, as a material inducement to Purchaser to enter into this Agreement, each of the Class B Sellers has become party to this Agreement pursuant to the terms and conditions of a joinder in substantially the form attached hereto as Exhibit A (each, a "Joinder"); and

WHEREAS, as a result of the transactions to occur hereunder at the Closing, Purchaser will acquire all of the Purchased Interests, in each case, on the terms and conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

    SALE AND PURCHASE OF PURCHASED INTERESTS

1.01    Sale and Purchase of Purchased Interests

. At the Closing, Sellers hereby sell, assign, transfer and deliver to Purchaser, and Purchaser hereby purchases and accepts delivery from Sellers of, all of the Purchased Interests, which Purchased Interests constitute all of the outstanding equity securities (and rights to acquire equity securities) of the Company, free and clear of all Liens (other than those imposed by federal and state securities Laws).

1.02    Consideration

. As consideration for the Purchased Interests, Purchaser shall deliver (or cause to be delivered) to Sellers (in accordance with their Pro Rata Ownership Percentages), in the manner and as adjusted as described herein, an aggregate amount equal to the Closing Purchase Price.

1.03    Closing Calculations

. Sellers' Representative previously delivered to Purchaser a schedule (the "Estimated Statement") setting forth (a) its good faith estimates of (i) Cash ("Estimated Cash"), (ii) Indebtedness ("Estimated Indebtedness"), (iii) Transaction Expenses ("Estimated Transaction Expenses") and (iv) Net Working Capital (the "Estimated Net Working Capital Amount"), together with a schedule calculating in reasonable detail such amounts, (b) the fully diluted ownership percentages of Sellers (the "Pro Rata Ownership Percentages") indicating the allocation of distributions owed to Sellers in accordance with Article 8 of the Company LLC Agreement, and (c) the wire instructions for all the payments contemplated by this Agreement to be made at the Closing.

1.04    Final Closing Balance Sheet Calculation

. As promptly as possible, but in any event within ninety (90) days after the Closing Date, Purchaser will deliver to Sellers' Representative a statement showing in reasonable detail its good faith calculation of Cash, Indebtedness, Transaction Expenses and Net Working Capital (the "Preliminary Statement"). After delivery of the Preliminary Statement, Purchaser shall cause the Company to provide Sellers' Representative and Sellers' Representative's accountants and other representatives reasonable access to review the Company's books and records and any work papers (subject to customary access agreements) related to the preparation of the Preliminary Statement or the calculation of the components thereof. Sellers' Representative and Sellers' Representative's accountants and other representatives may make inquiries of Purchaser, the Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and Purchaser and the Company shall timely respond to such inquiries and Purchaser shall use its, and shall cause the Company to use its, commercially reasonable efforts to cause any such accountants to cooperate with and timely respond to such inquiries. If Sellers' Representative has any objections to the Preliminary Statement, Sellers' Representative shall deliver to Purchaser a statement setting forth in reasonable detail each objected item or amount and the basis for such objection, together with supporting calculations (an "Objections Statement"). If an Objections Statement is not delivered to Purchaser within thirty (30) days after delivery of the Preliminary Statement to Sellers' Representative, the Preliminary Statement shall be final, binding and non‑appealable by the parties hereto. Any item in the Preliminary Statement not included in the Objections Statement shall be final, binding and non-appealable by the parties hereto as set forth in the Preliminary Statement. Sellers' Representative and Purchaser shall negotiate in good faith to resolve any objections set forth in the Objection Statement, but if they do not reach a final resolution within twenty (20) days after the delivery of the Objections Statement, Sellers' Representative and Purchaser shall submit such dispute to BDO USA, LLP (the "Valuation Firm") to resolve as an expert and not an arbiter. If BDO USA, LLP is unwilling or unable to perform the requested services, then the Valuation Firm will be a nationally recognized independent public accounting firm mutually agreeable to Purchaser and Sellers' Representative (and Purchaser and Sellers' Representative shall act promptly and reasonably in so agreeing). Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall make a final determination of Cash, Indebtedness, Transaction Expenses and Net Working Capital, and the resulting Final Purchase Price calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B. The parties will cooperate with the Valuation Firm during the term of its engagement. The determination of Cash, Indebtedness, Transaction Expenses and Net Working Capital, and the resulting Final Purchase Price calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties.

1.05    Post‑Closing Adjustment Payment

. If the Final Purchase Price is greater than the Closing Purchase Price, (a) Purchaser shall promptly (but in any event within two (2) Business Days) pay, or cause to be paid, to Sellers (in accordance with their Pro Rata Ownership Percentages) an aggregate amount equal to the lesser of (i) such excess and (ii) an amount equal to the Adjustment Escrow Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers' Representative to Purchaser and (b) Purchaser and Sellers' Representative shall promptly (but in any event within three (3) Business Days) cause the Escrow Agent to release all funds in the Adjustment Escrow Account to Sellers (in accordance with their Pro Rata Ownership Percentages) by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers' Representative to the Escrow Agent. If the Final Purchase Price is less than the Closing Purchase Price, Purchaser and Sellers' Representative shall promptly (but in any event within three (3) Business Days) cause the Escrow Agent to (a) release to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Escrow Agent an aggregate amount equal to the lesser of (i) the absolute value of such difference and (ii) the Adjustment Escrow Amount, and (b) release all remaining funds, if any, in the Adjustment Escrow Account to Sellers (in accordance with their Pro Rata Ownership Percentages) by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers' Representative to the Escrow Agent. For federal, state, local and foreign income Tax purposes, except as otherwise required by Law, any payments made pursuant to this Section 1.05 shall be treated as an adjustment to the Closing Purchase Price.

1.06    Performance Payments

.

(a)    Subject to the terms and conditions set forth in this Section 1.06, following the Closing, Sellers shall be entitled to receive from Purchaser, and Purchaser shall pay to Sellers (in accordance with their Pro Rata Ownership Percentages), additional amounts based on the performance of the Company during each of (i) the fiscal year ending December 31, 2023 (the "First Performance Period"), (ii) the fiscal year ending December 31, 2024 (the "Second Performance Period") and (iii) the fiscal year ending December 31, 2025 (the "Third Performance Period" and together with the First Performance Period and the Second Performance Period, the "Performance Periods"). The aggregate amount (if any) paid with respect to the First Performance Period (the "First Performance Payment"), the Second Performance Period (the "Second Performance Payment") and the Third Performance Period (the "Third Performance Payment" and together with the First Performance Payment and Second Performance Payment, the "Performance Payments") shall be determined in accordance with this Section 1.06. Each Performance Payment shall be paid (if at all) to Sellers within thirty (30) days after such Performance Payment has been finally determined pursuant to this Section 1.06, by wire transfer of immediately available funds to an account or accounts designated by Sellers' Representative within five (5) days after the determination thereof.

(b)    The aggregate amount of the First Performance Payment shall be calculated as set forth in this Section 1.06(b).

(1)    If the First Revenue Amount is greater than or equal to $[***], then the First Performance Payment will be $[***].

(2)    If the First Revenue Amount is less than $[***] but greater than $[***], then the First Performance Payment will be equal to the sum of (i) $[***] and (ii) the product of (A) $[***] and (B) a fraction, (I) the numerator of which is (x) the First Revenue Amount minus (y) $[***], and (II) the denominator of which is $[***].

(3)    If the First Revenue Amount is equal to $[***], then the First Performance Payment will be $[***].

(4)    If the First Revenue Amount is less than $[***], then the First Performance Payment will be $0.

(5)    In no event shall the First Performance Payment made pursuant to this Section 1.06(b) exceed $[***].

For illustrative purposes, if the First Revenue Amount is $[***], then the First Performance Payment will be $[***] (i.e., $[***] + $[***] x (($[***]. - $[***]) / ($[***]))).

(c)    The aggregate amount of the Second Performance Payment shall be calculated as set forth in this Section 1.06(c).

(1)    Subject to Section 1.06(c)(5), if the Second Revenue Amount is greater than or equal to $[***], then the Second Performance Payment will be $[***].

(2)    If the Second Revenue Amount is less than $[***] but greater than $[***], then the Second Performance Payment will be equal the sum of (i) $[***] and (ii) the product of (A) $[***] and (B) a fraction, (I) the numerator of which is (x) the Second Revenue Amount minus (y) $[***], and (II) the denominator of which is $[***].

(3)    If the Second Revenue Amount is equal to $[***], then the Second Performance Payment will be $[***].

(4)    If the Second Revenue Amount is less than $[***], then the Second Performance Payment will be $0.

(5)    If and only if (i) the Second Revenue Amount is greater than $[***] and (ii) the First Performance Payment is less than $[***], then the Second Performance Payment shall be increased by an amount equal to an amount calculated pursuant to the illustrative calculations attached hereto as Exhibit C.

(6)    In no event shall the Second Performance Payment made pursuant to (i) this Section 1.06(c) (excluding Section 1.06(c)(5)) exceed $[***] and (ii) Section 1.06(c)(5) exceed an amount equal to $[***] minus the First Performance Payment.

For illustrative purposes, if the Second Revenue Amount is $[***], then the Second Performance Payment will be $[***] (i.e., $[***] + $[***] x (($[***]. - $[***]) / ($[***]))).

(d)    The aggregate amount of the Third Performance Payment shall be calculated as set forth in this Section 1.06(d).

(1)    Subject to Section 1.06(d)(5), if the Third Revenue Amount is greater than or equal to $[***], then the Third Performance Payment will be $[***].

(2)    If the Third Revenue Amount is less than $[***] but greater than $[***], then the Third Performance Payment will be equal the sum of (i) $[***] and (ii) the product of (A) $[***] and (B) a fraction, (I) the numerator of which is (x) the Third Revenue Amount minus (y) $[***], and (II) the denominator of which is $[***].

(3)    If the Third Revenue Amount is equal to $[***], then the Third Performance Payment will be $[***].

(4)    If the Third Revenue Amount is less than $[***], then the Third Performance Payment will be $0.

(5)    If and only if (i) the Third Revenue Amount is greater than $[***] and (ii)(x) the sum of First Performance Payment plus any amounts paid pursuant to Section 1.06(c)(5) is less than $[***] and/or (y) the Second Performance Payment is less than $[***], then the Third Performance Payment shall be increased by an amount equal to an amount calculated pursuant to the illustrative calculations attached hereto as Exhibit C.

(6)    In no event shall the Third Performance Payment made pursuant to (i) this Section 1.06(d) (excluding Section 1.06(d)(5)) exceed $[***] and (ii) Section 1.06(d)(5) exceed an amount equal to $[***], minus the First Performance Payment, minus any amounts paid pursuant to Section 1.06(c)(5), minus the Second Performance Payment.

For illustrative purposes, if the Third Revenue Amount is $[***], then the Third Performance Payment will be $[***] (i.e., $[***] + $[***] x (($[***]. - $[***]) / ($[***]))).

(e)    Within five (5) days of completion of the Company's stand-alone financial statements for a Performance Period, Purchaser shall deliver to Sellers' Representative (i) a copy of such financial statements, and (ii) based on such financial statements, a statement (each, a "Performance Payment Statement") that sets forth Purchaser's good faith determination of Revenue for such Performance Period and the Performance Payment resulting therefrom, in each case prepared in accordance with definitions set forth in this Agreement and this Section 1.06. During the thirty (30) day period immediately following Sellers' Representative's receipt of the Performance Payment Statement, upon reasonable request, Purchaser shall permit Sellers' Representative to have reasonable access to Purchaser's and its accountants' (subject to entering into customary access letters) books, records and other documents (including work papers, if any) pertaining to or used in connection with preparation of the Performance Payment Statement and the calculations of the Revenue for such Performance Period and the Performance Payment, and provide Purchaser with copies thereof as reasonably necessary. If Sellers' Representative disagrees with Purchaser's calculations of the Revenue or the Performance Payment, in each case as set forth on the Performance Payment Statement, Sellers' Representative shall, within thirty (30) days after Sellers' Representative's receipt of the Performance Payment Statement, notify Purchaser in writing of such disagreement by setting forth Sellers' Representative's calculations of the Revenue and the Performance Payment and describing in reasonable detail the basis for such disagreement (a "Performance Objection Notice"). If no Performance Objection Notice is delivered on or prior to the thirtieth (30th) day after Sellers' Representative's receipt of the Performance Payment Statement, then Purchaser's calculations of the Revenue and the Performance Payment shall be deemed to be final and binding on the parties hereto. If a Performance Objection Notice is timely delivered to Purchaser, Sellers' Representative and Purchaser shall negotiate in good faith to resolve any objections set forth in the Performance Objection Notice, but if they do not reach a final resolution within twenty (20) days after the delivery of the Performance Objection Notice, Sellers' Representative and Purchaser shall submit such dispute to the Valuation Firm for resolution in accordance with the procedures set forth in Section 1.04 and on Exhibit B.

(f)    If at any time from the date hereof until the expiration of the Third Performance Period, the Company acquires a company or business or other Person or product line or other material assets through merger, stock purchase, asset purchase or otherwise, then (i) the determination of the Revenue shall not include any costs, expense, losses, revenues, income, synergies or gains resulting from such acquisition or the company, business or assets so acquired, and (ii) from the date of such transaction through the expiration of the Third Performance Period, the Company shall maintain separate books of account for the acquired business or assets or implement such other commercially reasonable steps, in each case as necessary to enable calculation of the exclusions contemplated by clause (i) of this Section 1.06(f).

(g)    For purposes of the determination of Revenue pursuant to this Section 1.06, if any Existing Enzyme Products are purchased directly from the Company by Purchaser or any Subsidiary or Affiliate of Purchaser (each, an "Enzyme Buyer"), the Enzyme Buyer will issue to the Company a purchase order for, and the Company shall sell to such Enzyme Buyer, such Existing Enzyme Product(s) at a [***]% discount to the price as currently quoted to such Enzyme Buyer for such Existing Enzyme Product from a reputable U.S. manufacturer of such product listed on Exhibit J attached hereto. Notwithstanding the foregoing, where Existing Enzyme Products will be purchased by an Enzyme Buyer for OEM or resale applications, the prior sentence shall not apply and such Enzyme Buyer and the Company shall negotiate in good faith the terms and conditions of such purchase(s), including, without limitation, cost and quantities.

1.07    Retention Payments

.

(a)    Subject to the terms and conditions set forth in this Section 1.07, following the Closing, each of the employees listed on Exhibit D (the "Retention Employees") may be entitled to receive the amount(s) set forth opposite such Retention Employee's name on Exhibit D (an "Employee Retention Payment" and together any Performance Payment, each a "Contingent Payment") if and only if, (i) as of the applicable retention date for such Employee Retention Payment listed on Exhibit D (the "Retention Date"), such Retention Employee is, and since the Closing Date continuously has been, employed by (or, if mutually agreed by the parties hereto, otherwise providing services to), the Company, Purchaser or any of their Affiliates and (ii) such Retention Employee executes and delivers a general release of claims in the form provided by the Company within three (3) business days after the applicable Retention Date for such Employee Retention Payment, by wire transfer of immediately available funds to an account or accounts designated by such Retention Employee via the Company's, Purchaser's or one of Purchaser' Affiliate's payroll, net of required withholding Taxes.  Notwithstanding the foregoing, in the event a Retention Employee's employment is terminated by the Company without Cause prior to the applicable Retention Date, then such Retention Employee shall be entitled to receive the applicable Employee Retention Payment within thirty (30) days following such termination date, by wire transfer of immediately available funds to an account or accounts designated by such Retention Employee, and the remittance of any required withholding Taxes shall be paid by the Company in accordance with applicable Laws, which payment shall be subject to such Retention Employee's execution and delivery of a general release of claims in the form provided by the Company. Furthermore, in the event a Retention Employee's employment is terminated and such Retention Employee is not otherwise entitled to receive his or her Employee Retention Payment(s) pursuant to this Section 1.07, such Employee Retention Payment(s) may be reallocated to other Retention Employees then employed by the Company, Purchaser or any of their Affiliate, or new hires of the Company for recruiting purposes, upon the mutual agreement of Chris Benoit and Purchaser's Chief Executive Officer.

1.08    Contingent Payments

.

(a)    Sellers acknowledge and agree: (i) Purchaser shall have the right to own, operate, use, license, develop and otherwise commercialize the assets of the Company in any way that Purchaser deems appropriate, in its sole discretion, (ii) Purchaser does not have any obligation, expressed or implied, to own, operate, use, license, develop or otherwise commercialize the assets of the Company in order to maximize or expedite the payments described in Section 1.06 or Section 1.07, including any obligation to pursue particular business opportunities, engage in particular advertising or marketing campaigns or otherwise, (iii) Purchaser shall owe no duty, as a fiduciary or otherwise, to Sellers in connection with its operation of the Company following the Closing, (iv) there is no assurance that Sellers will receive any payments described in Section 1.06 or Section 1.07, and (v) (A) Purchaser has not, prior to or after the date hereof, promised or projected any amounts to be received by Sellers in respect of any payments described in Section 1.06 or Section 1.07, (B) no Seller is relying on or has relied on any promises, projections or other information, documents or materials (or absence thereof) in respect of any payments described in Section 1.06 or Section 1.07 and (C) each Seller hereby (x) disclaims reliance on any such promises, projections or other information, documents or materials (or absence thereof), (y) understands and agrees that any promises and projections are specifically disclaimed by Purchaser and (z) waives any right it may otherwise have with respect to any such promises, projections or other information, documents or materials (or absence thereof); provided, that notwithstanding the foregoing, Purchaser shall not take any action or fail to any action, the primary purpose of which is to deprive Sellers of one or more of the Performance Payments. Furthermore, shall Purchaser desire to cause the Company to (a) engage in any line of business other than the business of the Company as now conducted or as presently proposed to be conducted or (b) shift or change any line of business the Company engages in as of the Closing Date (clauses (a) and (b), collectively, "Business Changes"), then, at the request of the Sellers’ Representative, Purchaser and the Sellers’ Representative shall meet to discuss in good faith the Sellers’ Representative’s reasonable concerns that such Business Changes will negatively impact the Company's ability to achieve the Performance Payments set forth in Section 1.06, provided that the ultimate decision whether or not, and how to, pursue any Business Changes shall be in the sole discretion of Purchaser.

(b)    In the event that the payment of any Performance Payment (or any portion thereof) is prohibited by, or would result in a breach or default (each, a "Credit Restriction") under any loan agreement, promissory note, or other agreement or contractual restriction to which Purchaser or any of its Affiliates is subject as of the date hereof, then Purchaser shall not be obligated to make any Performance Payment (or any portion thereof) until such Credit Restriction ceases; provided, however, that, Purchaser shall, or Purchaser shall cause any of its Affiliates to, (a) use reasonable best efforts to mitigate or remove such Credit Restriction and to pay the earned Performance Payment in cash to Sellers and (b) in lieu of making the Performance Payment in cash, deliver to Sellers on such date one or more subordinated promissory notes in favor of Sellers with respect to such amount, such promissory notes to accrue interest, payable-in-kind, at a rate equal to twelve percent (12%), per annum, compounded annually, until such Performance Payment and all accrued interest thereon is paid, and the Sellers, as a condition precedent to the receipt of any such subordinated promissory note, shall agree to execute and deliver a subordination agreement in favor of the agents, lenders and note purchasers, as applicable, under Purchaser's or any of its Affiliates' debt financing agreements.

(c)    Purchaser shall have the right to withhold and set-off up to an aggregate amount equal to $[***] against any Contingent Payment due under Section 1.06 or Section 1.07 for any amounts owed by Sellers to Purchaser or any of Purchaser's Affiliates (including the Company) under this Agreement, including the amount of (i) any indemnity payment that Sellers' are required to pay to Purchaser Parties under this Agreement and (ii) any fees and expenses Sellers are obligated to pay pursuant to this Agreement. Any such withholding and set-off may only occur upon final judgment or stipulation of the underlying claim, provided that amounts under dispute by the parties hereto can be withheld until such final judgment or stipulation.

(d)    The right of Sellers to receive any portion of the Contingent Payments (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon each Seller only the rights of a general unsecured creditor under applicable state Law), (ii) will not be represented by any form of certificate or instrument, (iii) does not give Sellers any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Company's equity securities, (iv) is not redeemable and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a "Transfer"), except by operation of Law (and any Transfer in violation of this Section 1.08(d) shall be null and void).

(e)    For federal, state, local and foreign income Tax purposes, except as otherwise required by Law, all payments made pursuant to Section 1.05 and Section 1.06 shall be treated by all parties hereto as adjustments to the Final Purchase Price.

ARTICLE II

    THE CLOSING

2.01    The Closing

. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place remotely via electronic exchange of documents and signatures at 10:00 a.m. prevailing Central time on the date hereof (the "Closing Date").

2.02    The Closing Transactions

. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:

(a)    Purchaser shall deliver to Sellers (in accordance with their Pro Rata Ownership Percentages) the Closing Purchase Price, by wire transfer of immediately available funds to the account of each Seller designated in writing by Sellers' Representative or such Seller to Purchaser;

(b)    Purchaser shall deposit the Indemnification Escrow Amount into an escrow account (the "Indemnification Escrow Account") with [***] (the "Escrow Agent") pursuant to the terms and conditions set forth in the Escrow Agreement attached hereto as Exhibit E (the "Escrow Agreement");

(c)    Purchaser shall deposit the Adjustment Escrow Amount into an escrow account (the "Adjustment Escrow Account") with the Escrow Agent pursuant to the terms and conditions set forth in the Escrow Agreement;

(d)    Sellers' Representative shall deliver to Purchaser appropriate payoff letters ("Payoff Letters") (including a customary per diem) from the holders of Indebtedness for each item of Indebtedness set forth on the Repaid Indebtedness Schedule and has made arrangements for such holders of such Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, all related Lien releases (or authorization to file Lien releases) to Purchaser as soon as practicable after the Closing;

(e)    Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then outstanding balance of all items of Indebtedness set forth on the Repaid Indebtedness Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(f)    Purchaser shall pay, or cause to be paid, on behalf of Sellers and the Company (as applicable), the Estimated Transaction Expenses by wire transfer of immediately available funds as directed by the Company;

(g)    Purchaser shall deposit the Sellers’ Representative Holdback Amount into an account designated by the Sellers’ Representative in writing prior to Closing;

(h)    Sellers shall deliver to Purchaser the Purchased Interests, free and clear of all Liens other than applicable federal and state securities Law restrictions, pursuant to assignments of limited liability company interests duly executed by each Seller;

(i)    The Company shall deliver to Purchaser a statement in accordance with Treasury regulations Section 1.1445-2(c) that it is not a U.S. real property holding corporation;

(j)    The Company shall deliver to Purchaser certified copies of resolutions duly adopted by the Company's managers, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(k)    Sellers' Representative shall deliver to Purchaser evidence reasonably satisfactory to Purchaser of the termination of each Affiliate Agreement set forth on the Terminated Contracts Schedule at or prior to Closing such that the Company have no liability pursuant to each such Affiliate Agreement;

(l)    Sellers' Representative shall deliver to Purchaser resignations and releases of managers and officers of the Company in a form reasonably acceptable to Purchaser;

(m)    Purchaser, Sellers' Representative and the Escrow Agent shall each execute and deliver a counterpart of the Escrow Agreement;

(n)    Sellers' Representative shall deliver the Employment Agreement in the form attached hereto as Exhibit F-1 duly executed by [***], the Offer Letter in the form attached hereto as Exhibit F-2 duly executed by [***], the Offer Letter in the form attached hereto as Exhibit F-3 duly executed by [***] and the Employee Invention Assignment Agreement in the form attached hereto as Exhibit F-4 duly executed by each of [***] and [***], respectively;

(o)    Sellers' Representative shall deliver the Restrictive Covenant Agreements in the forms attached hereto as Exhibit G duly executed by each of [***] and [***], respectively; and

(p)    each of the Class B Sellers shall have delivered a duly executed Joinder.

2.03    Withholding

. Purchaser or its designee, and the Company, and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

BCP represents and warrants to Purchaser that the statements in this Article III are correct, except as set forth in the schedules accompanying this Agreement (each, a "Schedule" and, collectively, the "Disclosure Schedules") (which shall contain specific references to the representations and warranties to which the disclosures contained therein relate).

3.01    Organization and Organizational Power

. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite limited liability company power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. Copies of the certificate of formation, limited liability company agreement and all other organizational documents (including all amendments and modifications thereto) of the Company have been made available to Purchaser, which are correct and complete and no amendments thereto are pending, and the Company is not in violation thereof.

3.02    Subsidiaries

. The Company does not own, directly or indirectly, any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person. There are no outstanding contractual rights, obligations or arrangements to which the Company is a party and the value of which are based on the value of any equity ownership or similar interests owned by the Company, including any options, puts, calls, warrants, rights (including subscription rights), convertible securities, equity appreciation, phantom equity, profit participation or similar rights.

3.03    Authorization; No Breach; Valid and Binding Agreement

.

(a)    (i) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and (ii) the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby by the Company have been duly and validly authorized by all requisite limited liability company action of the Company, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents to which the Company is a party.

(b)    Except as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby by the Company will not, (i) violate or result in a breach of or constitute a default under any Law or authorization of a Governmental Entity, in any material respect, applicable to the Company, (ii) violate the provisions of the Company's articles of organization (or similar organizational documents), or (iii) result in any material breach of, constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of the Company under, or result in the creation of any Lien (other than a Permitted Lien) upon any assets of the Company under, any agreement or instrument set forth on the Contracts Schedule.

(c)    Assuming that this Agreement is a valid and binding obligation of the other parties hereto and that each Transaction Document to which the Company is a party will be a valid and binding obligation of the other parties signatory thereto, this Agreement constitutes, and each Transaction Document to which the Company is a party will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies ("Enforcement Limitations").

3.04    Capitalization

. The authorized and outstanding membership interests of the Company are set forth on the Capitalization Schedule. All of the Purchased Interests are (a) duly authorized, validly issued, fully paid and nonassessable, (b) not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company's organizational documents or any Contract to which any Seller or the Company is a party or otherwise bound and (c) have been offered, sold and issued in compliance with applicable Law. Other than the Purchased Interests, the Company has no equity securities or securities containing any equity features issued or outstanding, and there are no agreements, options, puts, calls, warrants, convertible securities or other rights (including subscription rights) or arrangements outstanding which provide for the transfer, sale or issuance of any of the foregoing, or any of the Company's equity interests, by the Company. Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any membership interests of the Company that would survive the Closing. Except as set forth on the Capitalization Schedule, there are no outstanding contractual rights, obligations or arrangements to which the Company is a party and the value of which are based on the Purchased Interests, including equity appreciation, phantom equity, profit participation or similar rights. Except as set forth on the Capitalization Schedule, there are no voting trusts, proxies or other agreements to which the Company is a party with respect to the voting of the Purchased Interests.

3.05    Financial Statements; No Undisclosed Liabilities

.

(a)    The Financial Statements Schedule consists of: (i) the Company's unaudited balance sheet as of November 30, 2022 (the "Latest Balance Sheet") and the related statement of income for the eleven-month period then-ended (collectively, the "Interim Financial Statements") and (ii) the Company's unaudited balance sheets and statement of income for the fiscal years ended December 31, 2021 and December 31, 2020 (collectively, with the Interim Financial Statements, the "Financial Statements"). Except as set forth on the Financial Statements Schedule or in any notes included in the Financial Statements, the Financial Statements have been prepared in accordance in all respects with GAAP, consistently applied throughout the relevant reporting period, and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject to (x) the absence of footnote disclosures and (y) changes resulting from normal and recurring year‑end adjustments, in each case, none of which would, alone or in the aggregate, be material to the business, operations, assets, liabilities, financial condition, operating results or cash flow of the Company.

(b)    The Company has no outstanding liabilities, debts or obligations, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, other than liabilities, debts and obligations (i) specifically reflected and adequately reserved for on the Latest Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet (none of which is a liability or obligation for breach of contract or warranty, tort, infringement, or any action, suit, proceeding or investigation), (iii) under this Agreement, the Transaction Documents or other agreements entered into in connection with the consummation of the transactions contemplated hereby, or (iv) disclosed on the Financial Statements Schedule.

(c)    The Financial Statements are based on, and consistent with in all material respects, the books and records of the Company (which in turn are true, correct and complete in all material respects). The Company is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar off-balance sheet agreement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand.

(d)    The Company has established and adhered to a system of internal accounting controls (i) that is similar in all material respects to systems utilized by other privately held companies of the same size in the same industry and (ii) which are designed to provide assurance regarding the reliability of financial reporting. There has not been (i) any significant deficiency or weakness in the system of internal accounting controls used by the Company, (ii) any fraud by any employee of the Company, (iii) any wrongdoing that involves any person who has or had a role in the preparation of financial statements or the internal accounting controls used by the Company or (iv) any written claim or allegation regarding any of the foregoing.

(e)    All of the trade accounts, receivables, notes receivable, negotiable instruments and chattel paper of the Company ("Receivables") have arisen from bona fide transactions in the ordinary course of business of the Company and are in accordance with GAAP. None of the Receivables are subject to any presently outstanding counterclaim or setoff. All reserves, allowances and discounts with respect to the Receivables are consistent in extent with reserves, allowances and discounts previously maintained by the Company in the ordinary course of business.

(f)    The inventory of the Company as of the date of the Latest Balance Sheet, is listed on the Inventory Schedule. All inventory of the Company as presented on the Inventory Schedule or in the Financial Statements (i) are in all material respects of a quality and quantity useable or saleable in the ordinary course of business, consistent with past practice, (ii) are in compliance with applicable Law in all material respects, and (iii) are held by the Company free and clear of any Liens except for Permitted Liens.

(g)    Subsection (g) of the Financial Statements Schedule contains a true, correct and complete list of all indebtedness for borrowed money of the Company.

3.06    Absence of Certain Events

. Since January 1, 2022, there has not been any Material Adverse Effect. Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice and has not:

(a)    mortgaged or pledged any material portion of its assets, except Permitted Liens;

(b)    sold, assigned, exchanged, transferred or otherwise disposed of any material portion of its assets, except in the ordinary course of business;

(c)    sold, transferred, assigned, abandoned, permitted to lapse, or otherwise disposed of, or granted any license or sublicense of, any rights under or with respect to, any Intellectual Property, except in the ordinary course of business, or disclosed any Trade Secret (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company in, such Trade Secrets);

(d)    issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities or otherwise issued any equity appreciation, phantom equity, profit participation or similar rights;

(e)    acquired or agreed to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof or any other Person, or acquired any material assets, other than the acquisition of assets in the ordinary course of business;

(f)    declared, set aside, or paid any dividend or distribution with respect to its equity securities or repurchased or redeemed any of its equity securities;

(g)    made any capital expenditures in excess of $[***] individually or $[***] in the aggregate or commitments therefor;

(h)    made any loan to, or entered into any other material transaction with, any of its directors, limited liability company managers, officers or their respective Affiliates or any individual in such director's or officer's immediate family;

(i)    entered into, amended or terminated any Affiliate Agreement;

(j)    entered into any Contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis providing for annual compensation opportunities exceeding $[***], or modified the terms of any such existing Contract;

(k)    recognized or certified any labor union, works council, or other labor organization or group of employees of the Company as the bargaining representative for any employees of the Company or entered into, amended, extended, or terminated any collective bargaining agreement or other Contract with any labor union, works council or other labor organization (each a "Labor Agreement");

(l)    announced or implemented any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs or other such actions that could implicate the WARN Act, or any other reduction-in-force, early retirement program or other voluntary or involuntary employment termination program;

(m)    hired, engaged, terminated (without cause), furloughed, or temporarily laid off any employee or independent contractor;

(n)    waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(o)    (i) made, granted or announced any incentive awards (whether or not equity-based), cash bonuses or similar compensation, or any increase or decrease in the salaries, wages, bonuses or other benefits or compensation payable or provided by the Company to any of its current or former employees, officers, directors or individual service providers, or (ii) established, entered into, adopted, amended, modified or terminated any Plan (or any plan, policy, program or Contract that would be a Plan if in effect as of the date hereof), or taken any action that could increase or accelerate the vesting, funding or payment of any compensation or benefits thereunder or otherwise, in each case, other than to the extent required by (A) applicable Law or (B) the existing terms of any Plan as in effect on the date hereof and set forth on the Employee Benefits Schedule;

(p)    effected or announced any intention to effect, any temporary or permanent change in the pricing of its products and services (including pursuant to promotions, incentives, discounts, customer financing activities, and other similar sales activities), other than such changes in the ordinary course of business consistent with past practices (taking into account the time of year such temporary or permanent changes were initiated and the length of any such temporary change);

(q)    accelerated the collection of accounts receivable, delayed the purchase of supplies, delayed normal repairs or maintenance, or delayed payment of accounts payable or accrued expenses, in each case outside the ordinary course of business consistent with past practice;

(r)    engaged in any sale or discount with customers outside the ordinary course of business or taken any other action designed to accelerate to pre-Closing periods material sales that, based on past practice, would otherwise occur in post-Closing periods;

(s)    commenced or settled any Proceeding;

(t)    except as required by GAAP or by applicable Law, changed any of its accounting principles or practices or revalued, wrote up, wrote down or wrote off the book value of any material asset;

(u)    made or changed any Tax election, including any entity classification election for U.S. income tax purposes; changed any annual Tax accounting period; adopted or changed any method of Tax accounting; amended any Tax Return or filed any claim for a Tax refund; entered into any pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement in relation to Taxes; settled or compromised any Tax claim, audit or assessment; surrendered any right to claim a material Tax refund, offset or other reduction in Tax liability; requested or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment; incurred any liability for Taxes outside the ordinary course of business; or failed to pay any Tax that became due and payable (including any estimated tax payments);

(v)    adopted a plan of liquidation, arrangement, dissolution, merger, consolidation or other reorganization; or

(w)    committed in writing to do any of the foregoing.

3.07    Litigation

. There are no, and for the past three (3) years there have been no, Proceedings pending or, to Knowledge of Sellers, threatened in writing or, to Knowledge of Sellers, orally against the Company, at law or in equity, or before any arbitrator or before or by any Governmental Entity. Except as set forth on the Litigation Schedule, the Company is not subject to any outstanding judgment, order, arbitral award, injunction, writ, ruling or decree of any court or other Governmental Entity and for the past three (3) years none of Sellers and the Company has not received any written claim, complaint or notice of any such Proceeding and there is no basis to the Knowledge of Sellers for any of the foregoing. Neither Sellers nor the Company has received any opinion or legal advice in writing to the effect that the Company is exposed from a legal standpoint to any liability or disadvantage which may be material to the Company's business as previously or as presently conducted.

3.08    Compliance with Laws

.

(a)    The Company possesses, and for the past three (3) years has possessed, all licenses, registrations, permits, approvals, authorizations, accreditations, certifications, qualifications, rights, privileges and consents from Governmental Entities, in each case required by Governmental Entities, or are otherwise necessary for the ownership, use, occupancy or operation of all facilities of the Company and the conduct of its business (collectively, "Registrations"), each of which is listed on the Registration Schedule. For the past three (3) years, the Company has not failed to comply in any material respect with any Registrations, all of which are in full force and effect, and for the past three (3) years the Company has not received notice that any such Registration is not in full force or effect or that any such Registration will not be renewable upon expiration following the fulfillment of routine renewal requirements and payment of routine filing fees by the Company. No Registration will expire, terminate or fail to continue in full force and effect as a result of the consummation of the transactions contemplated hereby. For the past three (3) years, the Company has not received written notice of and, to the Knowledge of Sellers, the Company has not been a party to or subject of any Proceeding seeking to revoke, suspend or otherwise limit any Registration. For the past three (3) years, the Company has not received notice from any Governmental Entity that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply in any material respect with any Law or Registration.

(b)    The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws, including Healthcare Regulatory Laws. For the past three (3) years, the Company has not received any written or, to the Knowledge of Sellers, oral, notice or a report of any audit, investigation, inquiry, inspection or review by a Governmental Entity and no such audit, investigation, inquiry, inspection or review is pending or ongoing.

(c)    Within the past three (3) years, the Company has not: (i) manufactured, designed, sold, stored, distributed, or otherwise introduced any product that was adulterated, misbranded, or otherwise violative of Healthcare Regulatory Laws; (ii) manufactured, designed, sold, stored, distributed, or otherwise introduced any product that was an FDA-Regulated Product; (iii) conducted, and does not plan to initiate, a recall for any product of the Company; (iv) received any material written or, to Knowledge of Sellers, oral, notice of any customer complaint with regard to the quality of the Company product that has resulted in the Company initiating a corrective or preventative action (CAPA) within its Quality Management System; (v) experienced seizure, withdrawal, detention or suspension of any Company products; (vi) been made aware of a recall by any third party based on the failure of the Company product to perform according to applicable specifications; (vii) received any written or, to the Knowledge of Sellers, oral, notice of any customer complaint with regard to the quality of the Company product; or (viii) received any material findings from any customer, internal, or regulatory audit.

(d)    The Company is not party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, non-prosecution agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Entity related to the Company's operations and no Proceeding related to any such matter is currently threatened, proposed, or pending.

(e)    In the past three (3) years, neither the Company nor any of its officers, employees or agents:

(i)    has been convicted of or charged or threatened with prosecution or, to the Knowledge of Sellers, has been under investigation, by a Governmental Entity for any violation of any Healthcare Regulatory Law including any Law applicable to a health care program defined in 42 U.S.C. Section 1320a-7b(f)) ("Federal Health Care Programs");

(ii)    has been convicted of, charged with, or is or has been under investigation for, any violation of applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or manufacture, storage, distribution or sale of controlled substances;

(iii)    is or has been debarred under 21 USC § 335a or excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Federal Health Care Program, any federal, state or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or

(iv)    has been convicted of any violation of Law or engaged in any conduct that would reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(f)    The Company's operations and business have not, and presently do not, involve (i) direct submission of medical claims to any Federal Health Care Program; (ii) the receipt of collections attributable to the payment of medical claims; or (iii) providing any health care, laboratory services, clinical decision support, or supplies for purposes of clinical diagnosis, treatment, or care of patients.

(g)    In the past five (5) years, neither the Company, nor any of its officers, directors, managers, or employees, nor, to Knowledge of Sellers, agents, contractors or any other person or entity acting on behalf of any Seller or the Company, acting alone or together, has directly or indirectly (i) made any payment of cash or other consideration (including payments or discounts to customers or clients or employees of customers or clients or any government employee or public official) for purposes of doing business with such Persons, or taken any action, or failed to take any action, in violation of any Laws prohibiting the payment of undisclosed commissions or bonuses; (ii) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence payment, kickback or other payment or economic benefit or anything of value to any person, in any country, private or public, regardless of what form, whether in money, property, or services; (iii) paid, established or maintained any funds or assets that have not been recorded in the books and records of the Company; (iv) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any person or entity to violate the terms of any judgment, sentence, order or decree of any court or Governmental Entity applicable to the Company; or (v) violated any Law relating to anti-bribery or anticorruption or that otherwise prohibits the corrupt payment to any government or public officials (collectively, "Anti-Corruption Laws").

(h)    Neither the Company nor any of its officers, directors, managers, employees, nor to the Knowledge of Sellers, any agent or other third party representative acting on behalf of the Company, is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, technical data or service without, or exceeding the scope of, any licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury's Internal Revenue Service (collectively, "Trade Control Laws").

(i)    During the five (5) years prior to the date hereof, the Company has not, in connection with or relating to the business of the Company, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws. The Company has implemented and maintain in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws and Trade Control Laws.

3.09    Properties

.

(a)    Except as set forth on the Liens Schedule, the Company owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b)    The real property demised by the leases, subleases, licenses or other agreements pursuant to which the Company holds any real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder (together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, whether written or oral, collectively, the "Leases") described on the Leased Real Property Schedule constitutes all of the leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company (the "Leased Real Property"). The Leased Real Property Leases are legal, valid, binding, enforceable and in full force and effect, and the Company holds a valid and existing leasehold interest under each such Lease, the Company's possession and quiet enjoyment of the Leased Real Property under each such Lease has not been disturbed and there are no disputes with respect to each such Lease. The Company has delivered or made available to Purchaser complete and accurate copies (or, in the case of any oral Lease, a written summary of the material terms thereof) of each of the Leases described on the Leased Real Property Schedule, and none of such Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. Neither the Company nor any other party to any such Lease is in default in any material respect under any of such Leases, and no event has occurred which with notice, lapse of time or both would constitute a material breach or default by the Company nor any other party to any such Lease or permit the termination, modification or acceleration of rent under such Lease. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Company has not collaterally assigned or granted any other security interest in any Lease or any interest therein.

(c)    The Company does not own any real property.

(d)    The Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the conduct of their businesses. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are in good condition and repair, free of any structural deficiencies or latent defects, and sufficient for the operation of the businesses of the Company.

3.10    Employee Benefit Plans

.

(a)    The Employee Benefits Schedule sets forth a list of each Plan. For purposes of this Agreement, "Plan" mean each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and each other employee benefit or compensation plan, program, or arrangement, including but not limited to any equity or equity-based, incentive, bonus, commission, deferred compensation, employment, individual service provider, severance, separation pay, termination, retention, change of control, health, welfare, vacation, paid time off, fringe, post-termination or retiree health or welfare, pension, retirement, savings, or other benefit or compensation plan, program, Contract, policy, arrangement or agreement, in each case, that is maintained, sponsored or contributed or required to be contributed to by the Company or under or with respect to which the Company has any current or contingent liability or obligation. With respect to each Plan, the Company has provided Purchaser copies of, as applicable: (i) the current plan and trust documents (and all amendments thereto), or if unwritten, a summary of the material terms; (ii) the most recent summary plan description provided to participants (and all summaries of material modifications); (iii) the three most recent Form 5500 annual report (and all schedules and attachments thereto); (iv) all related insurance Contracts or other funding arrangements; (v) the current favorable determination, advisory or opinion letter received from the Internal Revenue Service with respect to each Plan intended to be qualified under Section 401(a) of the Code; and (vi) any non-routine correspondence with any Governmental Entity.

(b)    Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a current favorable determination letter from the Internal Revenue Service or is able to rely upon an opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that could adversely affect the qualification of such Plan. The Plans have been established, maintained, operated, funded, and administered, in form and in operation, in all material respects in accordance with their terms and in compliance with the requirements of the Code and ERISA and other applicable Laws, and nothing has occurred and no condition exists with respect to any Plan that could result in a Tax, penalty or other liability or obligation of the Company. All contributions, distributions, reimbursements, and premium payments with respect to each Plan which are due on or before the Closing Date have been timely made in accordance with the terms of each Plan, and in compliance with ERISA, the Code, and all applicable Laws, and all contributions, distributions, reimbursements, and premium payments not yet due for such period have been made or properly accrued. The Company and its ERISA Affiliates have complied with the requirements of COBRA, and the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, and the guidance and regulations issued thereunder (the "ACA"), and the Company has not incurred (whether or not assessed), nor is reasonably expected to incur, any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code.

(c)    The Company does not sponsor, maintain, contribute to, have any obligation to contribute to or have any current or contingent liability or obligation, including on account of an ERISA Affiliate, under or with respect to: (i) any "multiemployer plan" (as defined in Section 3(37) of ERISA); (ii) any "defined benefit plan" (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (iii) any "multiple employer plan" within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) any "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA. No Plan provides, and the Company does not have any current or potential obligation to provide, for post-employment, retiree or post-ownership health or other welfare benefits, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA") (and for which the beneficiary pays the full cost of coverage). The Company does not have any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(d)    No Proceeding or other claim with respect to any Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened, and there is no fact or circumstance that could give rise to any such Proceeding or claim. There have been no non-exempt "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty (as determined under ERISA) with respect to any Plan.

(e)    Except as set forth on the Employee Benefits Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, whether contingent or otherwise), could, directly or indirectly, (i) result in any severance pay, cancellation of indebtedness or other payment or benefit (whether in cash, property or the vesting of property) becoming due, paid or payable to any current or former employee or individual service provider (ii) accelerate the time of payment, vesting or funding, or increase the amount, of any compensation or benefits due under any Plan or otherwise; (iii) result in the forfeiture of compensation or benefits under any Plan, or in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan.

(f)    The Company has classified all individuals who perform services for it correctly, in accordance with the terms of each Plan and all applicable Laws in all material respects, as employees, independent contractors or leased employees.

(g)    The Transaction Bonus Schedule includes a list of all transaction payments, commissions, bonuses or other benefits that will be paid, delivered or owed to any employee in connection with or as a result of the transactions contemplated by this Agreement.

3.11    Labor and Employment Matters

.

(a)    The Company is neither party to, nor bound by, any Labor Agreement and none of the Company's employees are represented by any labor union, works council, or other labor organization,

(b)    There are no strikes, work stoppages, slowdowns, walkouts, hand billing, picketing, lockouts, unfair labor practice charges, material labor grievances, material labor arbitrations or other material labor disputes pending or, to the Knowledge of Sellers, threatened, against or affecting the Company, and the Company has not experienced any such dispute or, to Knowledge of Sellers, received threat of any such dispute within the past three (3) years.

(c)    In the past five (5) years, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Sellers, no union organizing activity is presently being made or threatened by or on behalf of any union or other labor organization or group of employees with respect to employees of the Company, and no such efforts have been made or threatened within the past five (5) years.

(d)    During the past three (3) years, the Company has not, individually or in the aggregate, implemented any plant closings, mass layoffs or other employee layoffs subject to the requirements of the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law (collectively, the "WARN Act") without complying with the WARN Act.

(e)    The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers' compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(f)    Except as would not, individually or in the aggregate, result in material Losses for the Company, (i) the Company has paid all wages, salaries, wage premiums, bonuses, commissions, separation payments, fees, expense reimbursements and other compensation that have come due and payable to its current or former employees and independent contractors under applicable Law, Contract, or Company policy, and (ii) each individual who has provided services to the Company within the past three (3) years and who is or was classified and treated as an independent contractor or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes. For the past three (3) years, (i) the Company has complied in all material respects with all applicable employment-related Contracts to which it is party or by which it is bound and (ii) to the Knowledge of Sellers, no current or former employee of the Company or its business is in breach of any employment-related Contract between such employee and the Company or its business.

(g)    To the Knowledge of Sellers, no officer, executive, key employee or other employee of the Company with annual compensation in excess of $[***] (i) is party to or bound by any confidentiality, noncompetition, nonsolicitation, nondisclosure, or similar agreement that would reasonably be expected to materially restrict such person in the performance of his or her employment duties or the ability of the Company to conduct its business or (ii) in the past three (3) years, has delivered notice to any Seller or the Company of any present intention to terminate or materially alter the terms or nature of his or her employment within the first twelve (12) months following the Closing Date.

(h)    The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.

3.12    Assets

. The assets and properties owned, leased or licensed by the Company constitute all of the assets and properties necessary and sufficient to conduct or operate the business conducted by the Company as of the date hereof, during the twelve (12) months prior to the date hereof and as contemplated to be conducted as of and following the Closing Date. Following the Closing, no Seller will own any assets or properties that are used in or useful to the business conducted by the Company as of the date hereof, during the twelve (12) months prior to the date hereof and as contemplated to be conducted as of and following the Closing Date.

3.13    Contracts and Commitments

.

(a)    Except as set forth on the Contracts Schedule, the Company is not party to any:

(i)    Labor Agreement;

(ii)    Contract for the employment or engagement of any individual on a full‑time, part-time, consulting or other basis;

(iii)    Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;

(iv)    Contract, instrument or indenture relating to the borrowing of money or incurrence or assumption of Indebtedness or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any portion of the assets of the Company;

(v)    guaranty of any Indebtedness or other material guaranty of the obligations of any other Person;

(vi)    lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental exceeds $[***];

(vii)    lease or agreement under which it is lessor of, or permits any third party to hold or operate, any personal property owned or used by the Company for which the annual rental exceeds $[***];

(viii)    Lease listed or required to be listed on the Leased Real Property Schedule;

(ix)    Contract for the purchase of products or services which provides for payments by the Company in excess of $[***] during the trailing twelve (12)‑month period ending on the date of the Latest Balance Sheet;

(x)    agreements relating to any completed material business acquisition by the Company (A) within the last five (5) years or (B) pursuant to which the Company is subject to continuing obligations;

(xi)    license or royalty agreement relating to the use of any third party Intellectual Property (other than non-exclusive licenses for unmodified, off-the-shelf software licensed for aggregate fees of less than $[***]);

(xii)    Contract (A) that is a license or royalty agreement relating to the use by a third party of Intellectual Property owned by the Company (other than non-exclusive licenses to customers granted in the ordinary course of business), (B) for the development of any Intellectual Property for or on behalf of the Company (other than work for hire or invention assignment agreements with employees or contractors entered into in the ordinary course of business on standard forms of agreements) or by the Company for any Person, or (C) entered in connection with the resolution of any claim or dispute related to Intellectual Property, such as consent-to-use, covenant-not-to-sue, coexistence, or concurrent use agreements;

(xiii)    any Affiliate Agreement;

(xiv)    any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of the Company;

(xv)    contract (other than confidentiality agreements entered into in the ordinary course) which places any material limitation on the Company from freely engaging in business anywhere in the world;

(xvi)    any contract or agreement with a vendor or supplier listed on the Supplier Schedule;

(xvii)    any Contract with a customer listed on the Customer Schedule;

(xviii)    any Government Contract;

(xix)    any Contract imposing "most favored nation" or similar pricing terms on the Company or which grants exclusive rights, rights of first refusal, rights of first negotiation, or similar rights to any Person; or

(xx)    any partnership, joint venture or similar Contract or any contract or Contract relating to ownership of or investment in any other Person.

(b)    True, correct and complete copies of all written Contracts which are listed on the Contracts Schedule have been made available to Purchaser.

(c)    Each Contract listed on the Contracts Schedule is valid, binding, enforceable and in full force and effect against the Company, and to the Knowledge of Sellers, any other party thereto (in each case, subject to Enforcement Limitations), and neither the Company nor, to the Knowledge of Sellers, any other Person party to such Contract is in default in any material respect under any such Contract, except as enforceability may be limited by Enforcement Limitations. During the past three (3) years, neither any Seller nor the Company has received written notice of any material default under any Contract listed on the Contracts Schedule. Neither any Seller nor the Company has received any written notice of non-renewal or termination of any Contract listed on the Contracts Schedule. There does not exist under any Contract listed on the Contracts Schedule any material violation, breach or event of default by the Company, or, to the Knowledge of Sellers, any third party thereto, or, to the Knowledge of Sellers, event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the Company.

3.14    Intellectual Property

.

(a)    The Intellectual Property Schedule contains a complete and accurate list of (i) patents and patent applications, (ii) registered trademarks and applications for registrations of trademarks, (iii) registered copyrights and applications for registrations of copyrights, and (iv) domain names, in each case owned or purported to be owned by the Company (collectively, together with all other Intellectual Property owned or purported to be owned by the Company "Company Intellectual Property"), specifying for each item, as applicable, the title, owner(s), jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and the issuance, registration or application numbers and dates. The Company (i) exclusively owns all right, title and interest in and to all Company Intellectual Property, and has the sole right to use the Company Intellectual Property without the payment of any royalties or other amounts to any other Person, and (ii) owns or has a valid and enforceable right or license to use all other Intellectual Property used in, or necessary to the operation of, the business of the Company, in each case free and clear of all Liens other than Permitted Liens. Each item of Company Intellectual Property is valid, subsisting, and enforceable.

(b)    Unless otherwise set forth on the Intellectual Property Schedule, none of Sellers or any of Sellers' Affiliates (excluding the Company) (or, to the Knowledge of Sellers, any Person related by blood, marriage, or adoption to any of the foregoing Persons), or any of its or their officers, directors, controlling equity-holders, agents, or representatives, owns any interest in, possesses, uses, or is the licensor or licensee (including as the beneficiary of a covenant-not-to-sue) of any Intellectual Property used, held for use in, or necessary for, the conduct of the business of the Company.

(c)    Unless otherwise set forth on the Intellectual Property Schedule, (i) all rights to the registered and applied for Company Intellectual Property are in full force and effect, are held of record in the name of the Company, and are not the subject of any proceeding challenging any scope, effect or validity and are in material compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), (ii) the Company is not currently in receipt of any written notice with respect to any alleged infringement or unlawful or improper use of any Intellectual Property owned or alleged to be owned by others, (iii) in the past six (6) years, no claim has been asserted in writing, against the Company or, to the Knowledge of Sellers, any employees of the Company (in connection with the conduct of the Company's business) for infringement, misappropriation or unlawful or improper use of any Intellectual Property owned by others and, to the Knowledge of Sellers, no such claim with respect to infringement, misappropriation or unlawful or improper use of any Intellectual Property is pending or, to the Knowledge of Sellers, threatened, (iv) neither the Company, nor the conduct of any of its business, infringes, misappropriates or violates, or has in the past six (6) years, infringed, misappropriated or violated, the Intellectual Property of any Person, (v) the Company has not made any written claim or sent any written notice that a Person is infringing on the Company Intellectual Property in the past six (6) years, (vi) to the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, and (vii) no judgment, holding, decision, order or decree of any court or other Governmental Entity, and no agreement, consent or stipulation exists which would limit the Company's use or enjoyment of, any right in any Company Intellectual Property.

(d)    All former and current employees, consultants and contractors of the Company that have participated in the development of any Intellectual Property for or on behalf of the Company have executed written instruments with the Company that (i) assign to the Company all right, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship and related Intellectual Property developed by such employees, consultants and contractors and (ii) obligate the applicable employee, consultant or contractor to maintain the confidentiality of any confidential information (including Trade Secrets) of the Company. To the Knowledge of Sellers, no employee, consultant or contractor is in violation of such instruments. No current or former Affiliate (other than any Affiliate that remains an Affiliate of the Company after the Closing), partner, director, stockholder, officer, member, manager, employee, consultant or contractor of the Company will, after giving effect to the transactions contemplated hereby, own, license or retain any proprietary rights in any of the Company Intellectual Property.

(e)    Except as set forth on the Intellectual Property Schedule, no funding from any Governmental Entity or funding or facilities of a university, college, other educational institution or non-profit organization was used in the development of any Company Intellectual Property or other Intellectual Property developed by or for the Company. No Governmental Entity, university, college, other educational institution or non-profit organization has a claim or right to claim any right in any Company Intellectual Property or other Intellectual Property developed by or for the Company. To the Knowledge of Sellers, no employee or contractor of the Company who was involved and contributed to the creation or development of any Intellectual Property, has performed services for a Governmental Entity, university, college, other educational institution or non-profit organization during a time period when such employee or contractor also was involved in or contributed to the creation or development of any Intellectual Property for the Company.

(f)    The Company Intellectual Property and any Intellectual Property licensed by the Company comprise all the Intellectual Property necessary for the carrying on of the business of the Company in substantially the same manner as conducted at that time; and each item of Intellectual Property owned by or licensed to the Company as of immediately prior to the Closing will continue to be owned by or licensed to the Company immediately after the Closing on the same basis and on the same terms, without the Company incurring any additional obligations or losing any rights as a result of the Closing.

(g)    The Company takes and has taken commercially reasonable measures to protect the Company Intellectual Property and takes and has taken steps reasonable under the circumstances to maintain the confidentiality of the Trade Secrets and other material confidential information of the Company.

3.15    IT, Cybersecurity and Data Matters

(a)    .

(a)    The Company maintains policies and procedures regarding data security, privacy, data transfer, and the use of data, has the necessary written agreements in place, and have safeguards in place that are sufficient in all material respects to protect Personal Data and confidential information in the Company's possession or control from unauthorized access by third Persons and to ensure that the operation of the businesses of the Company (including with respect to employee matters) are in compliance in all material respects with all Data Security Requirements, and the Company and the operation of its business are currently and have in the past five (5) years been in compliance with Data Security Requirements in all material respects. In the last five (5) years, the Company has not (i) had a Security Incident, or (ii) received any written notices or complaints from any Person or been the subject of any claim, proceeding, or investigation with respect to any Security Incident or breach or violation of any Data Security Requirement.

(b)    The Company uses commercially reasonable efforts to protect the confidentiality, integrity, and security of all Systems used in the operation of the business of the Company from any unauthorized use, access, interruption, or modification. All Systems owned or controlled by, or used for, the Company are (i) free from any material defect, bug, virus, or programming, design, or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, (ii) in good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all third-party licensed software, and are fully functional and operate and run in a reasonable and efficient business manner, in each case as necessary for the operation of the business of the Company as currently conducted and (iii) sufficient for the current needs of the business of the Company, including as to capacity, scalability, and ability to meet current and anticipated peak volumes in a timely manner. There have been no material failures, breakdowns, outages, continued substandard performance, or other adverse events affecting any such Systems in the three (3) years prior to the Closing Date.

3.16    Tax Matters

.

(a)    The Company has timely filed all Tax Returns required to be filed, and all such Tax Returns are true, correct, accurate and complete in all material respects and have been prepared in compliance with all applicable Laws. The Company has timely paid all Taxes which are due and payable (whether or not reflected as due on any filed Tax Return). The Company has complied with all applicable Laws relating to the withholding of Taxes and the payment of any withheld Taxes to the appropriate Tax Authority, including in connection with amounts paid and owing to any employee, securityholder, creditor, independent contractor, non-resident or other third party and all Form W-2 and 1099 required with respect thereto have been properly completed and timely filed. Each Person who has received compensation for the performance of services on behalf of the Company has been properly classified as an exempt or non-exempt employee, independent contractor or agent of the Company in accordance with applicable Laws. The charges, accruals and reserves for current Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) with respect to the Company reflected on the Latest Balance Sheet are adequate to cover all unpaid Tax liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before the date of the Latest Balance Sheet and the unpaid Taxes of the Company do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(b)    There are no Proceedings pending with respect to the Company in respect of any Taxes or Tax Return in any jurisdiction, nor has any such Proceeding been threatened in writing by any Governmental Entity. No assessments or deficiencies for any Taxes have been proposed or asserted against the Company that are still pending. There are no requests for rulings or determinations in respect of any Tax pending with respect to the Company. The Company has not received from any federal, state, local, or foreign taxing authority (including jurisdictions where the Company has not filed Tax Returns) any written notice indicating an intent to open an audit or other review or request for information related to Tax matters.

(c)    There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Company, and the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(d)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of the Company.

(e)    No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(f)    The Company has never been a member of any affiliated, consolidated, combined, unitary or other group or has been included or required to be included in any Tax Return related to any such group. The Company is not liable for the Taxes of another Person (A) under Treasury Regulations Section 1.1502‑6 (or comparable provisions of state, local or foreign Law) or (B) as a transferee or successor, by Contract or otherwise. The Company is not a party to or bound by any Tax allocation, Tax sharing or any other similar agreement.

(g)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any "closing agreement" as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any deferred revenue or prepaid amounts received on or prior to the Closing Date or (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(h)    The Company has never been a party to any "reportable transaction" as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) or any analogous provision of state, local or foreign Law.

(i)    Each Contract, Plan or other agreement or arrangement of the Company that constitutes, in whole or in part, a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) (each, a "409A Plan") has been operated and maintained, in documentary and operational compliance, in accordance in all respects with Section 409A of the Code and the applicable guidance issued thereunder, and no amounts under any such 409A Plan is, has been or is reasonably expected to be subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. The Company has no obligation to indemnify, reimburse or otherwise gross up any Person for any Tax, including under Sections 409A or 4999 of the Code (or any corresponding provision of state, local or foreign law).

(j)    The Company has properly collected and remitted sales and similar Taxes with respect to sales made to their customers or have properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(k)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event), could result, separately or in the aggregate, in any "excess parachute payment" as defined in Section 280G(b)(2) of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(l)    The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, assuming, for purposes of this representation only, that the Company has been classified as a corporation for U.S. federal income tax purposes since its date of formation.

(m)    The Company is not and has never been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country or having a source of income in that country.

(n)    No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes that has not been cancelled or terminated prior to the Closing Date.

(o)    The Company has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (i) the "deferral method" of accounting described in Rev. Proc. 2004‑34, 2004‑22 IRB 991 (or any similar method under other Law) or (ii) the method described in Treasury Regulation Section 1.451‑5(b)(1)(ii) or Code Sections 455 or 456 (or any similar method under other Law).

(p)    None of the equity interests in the Company for which a valid election under Code Section 83(b) has not been made is non-transferable and subject to a substantial risk of forfeiture within the meaning of Code Section 83(b).

(q)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(r)    The Company has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer's share of any "applicable employment taxes" under Section 2302 of the CARES Act, (ii) not deferred any payroll Tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(s)    For any taxable period during which the Company was treated as a partnership for U.S. federal income tax purposes, the Company has not made any election or otherwise taken any action to cause the BBA Audit Rules to apply at any earlier date than is required by applicable Law.

3.17    Insurance

. The Insurance Schedule lists each insurance policy maintained by the Company (other than in connection with a Plan). The Company has not received written or, to the Knowledge of Sellers, oral notice of cancellation, termination, or denial of coverage with respect to any such insurance policy and each such insurance policy is in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid. The Company has not made any claim under any such policy during the three (3) year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to the Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and no insurer has threatened in writing or, to the Knowledge of Sellers orally, to cancel any such policy.

3.18    Brokers

. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which the Company would be liable following the Closing.

3.19    Environmental Matters

.

(a)    The Company is, and has for the past five (5) years been, in compliance in all material respects with all Environmental Laws, which compliance includes and has included obtaining, maintaining and complying in all material respects with all Registrations required under Environmental Laws for the operation of the Company's business and the occupancy of the Company's facilities.

(b)    Neither any Seller nor the Company has received any notice, report or other information regarding any actual or alleged material violation of, or material liability arising under, Environmental Laws.

(c)    There are no Proceedings pending or, to the Knowledge of Sellers, threatened against the Company, nor is the Company subject to any outstanding judgment, order or decree of any Governmental Entity, in each case, pursuant to Environmental Laws.

(d)    The Company has not released, stored, treated, disposed, permitted or arranged for the disposal of, transported, handled, manufactured, marketed, distributed, sold, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to give rise to any material liabilities for the Company under any Environmental Laws.

(e)    The Company has not manufactured, produced, marketed, designed, distributed or sold any products or other items containing any Hazardous Materials so as to give rise to any material liabilities for the Company under any Environmental Laws.

(f)    The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to any Environmental Law or Hazardous Materials.

(g)    Sellers and the Company have provided Purchaser with copies of all environmental audits, assessments and reports and all other material environmental, health or safety documents, in their possession or control, relating to the past or current operations, properties or facilities of the Company.

3.20    Product and Service Warranties; Product Liability

.

(a)    The Company has not made any express warranties or guarantees with respect to the products sold or services rendered by it other than those warranties expressly made in the literature (including websites and other digital literature), Contracts provided to the parties to whom such products are and were sold or services are and were rendered. Each product sold or service rendered by the Company or its business in the past three (3) years has been in conformity in all material respects with all applicable Law, applicable government, trade association and other mandatory requirements, specifications and other forms of guidance, contractual commitments and express warranties, and the Company has not any material liability or material obligations for damages (individually) in connection therewith.

(b)    In the past three (3) years, (i) no current written material claim has been made or, to the Knowledge of Sellers, threatened in connection with the product liability of the product sold or service rendered by the Company, and (ii) no Governmental Entity has commenced, or, to the Knowledge of Sellers, threatened to initiate any Proceeding or requested the recall of the Company product, or commenced, or, to the Knowledge of Sellers, threatened to initiate any material Proceeding to enjoin the production of the Company product.

3.21    Affiliated Transactions

. Except as set forth on the Affiliated Transactions Schedule and other than pursuant to an employment agreement or arrangement with an employee of the Company or any salary or other compensation or benefit under any Plan paid or payable in the ordinary course of business, no Seller and no officer, director or Affiliate of any Seller or the Company or, to the Knowledge of Sellers, any individual in such officer's or director's immediate family, (a) is a party to any Contract, commitment or transaction with the Company (any such Contract, commitment or transaction set forth or required to be set forth on the Affiliated Transactions Schedule, an "Affiliate Agreement") or (b) has any direct or indirect ownership interest in any entity that provides material services to the Company.

3.22    Suppliers

. The Supplier Schedule sets forth a list of the five (5) largest suppliers of the Company, as measured by the aggregate amount of payments to such suppliers for (i) the eleven-month period ending November 30, 2022, (ii) the fiscal year ended December 31, 2021 and (iii) the fiscal year ended December 31, 2020. Except as set forth on the Supplier Schedule, within the last twelve (12) months prior to the date hereof, no supplier listed on the Supplier Schedule has notified the Company or any Seller in writing or, to the Knowledge of Sellers, indicated otherwise, that it intends to terminate or materially diminish, or unfavorably alter terms (including price) of, its business relationship with the Company. To the Knowledge of Sellers, there has been no material dispute occurring within the last twelve (12) months prior to the date hereof with any supplier listed on the Supplier Schedule.

3.23    Customers

. The Customer Schedule sets forth a list of the ten (10) largest customers of the Company, as measured by the aggregate amount of revenue received by the Company with respect to payments by such customers for (i) the eleven-month period ending November 30, 2022, (ii) the fiscal year ended December 31, 2021 and (iii) the fiscal year ended December 31, 2020. Except as set forth on the Customer Schedule, within the last twelve (12) months prior to the date hereof, no customer listed on the Customer Schedule has notified the Company or any Seller in writing or, to the Knowledge of Sellers, indicated otherwise, that it intends to terminate or materially diminish, or unfavorably alter terms (including price) of, its business relationship with the Company. To the Knowledge of Sellers, there has been no material dispute occurring within the last twelve (12) months prior to the date hereof with any customer listed on the Customer Schedule.

3.24    Bank Accounts: Powers of Attorney

. The Bank Accounts Schedule sets forth a true and complete list showing (a) the name and location of each bank in which the Company has an account, credit line or safety deposit box and the names of all Persons authorized to draw thereon or have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

ARTICLE IV

    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to Purchaser that the statements in this Article IV are correct, except as set forth in the Disclosure Schedules.

4.01    Organization and Organizational Power

. If such Seller is a legal entity, such Seller is duly organized, validly existing and in good standing under the laws of the state of its formation, and such Seller has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted. Such Seller is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified has not had and would not have a Material Adverse Effect.

4.02    Authorization; No Breach; Valid and Binding Agreement

.

(a)    (i) Such Seller has all requisite power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which such Seller is a party and to perform its obligations hereunder and thereunder and (ii) the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by such Seller and the consummation of the transactions contemplated hereby and thereby by such Seller have been duly and validly authorized by all requisite action of such Seller, and no other proceedings on such Seller's part is necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents to which such Seller is a party.

(b)    Assuming that this Agreement is a valid and binding obligation of the other parties hereto and that each Transaction Document to which such Seller is a party will be a valid and binding obligation of the other parties signatory thereto, this Agreement constitutes, and each Transaction Document to which such Seller is a party will constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by Enforcement Limitations.

(c)    Except as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement by such Seller does not, and the consummation of the transactions contemplated hereby by such Seller will not, (i) violate or result in a breach of or constitute a default under any Law or authorization of a Governmental Entity, in any material respect, applicable to such Seller, (ii) violate the provisions of such Seller's organizational documents, as applicable, or (iii) result in any material breach of, constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of such Seller under, or result in the creation of any Lien (other than a Permitted Lien) upon any assets of such Seller.

4.03    Capitalization

(a)    ; Ownership. The Sellers’ Representative and each Seller, in each case as to itself, agrees its authorized and outstanding ownership (including beneficial ownership) is set forth on the Capitalization Schedule. Such Seller has good and valid title to all equity interests in the Company set forth opposite such Seller's name on the Capitalization Schedule. Such equity is all equity of the Company held by such Seller, and such equity is held of record and beneficially by such Seller free and clear of all Liens.

4.04    Brokerage

. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller for which the Company, Purchaser or any of their respective Affiliates would be liable following the Closing.

4.05    Exclusivity of Representation and Warranties

. Such Seller, on behalf of itself and its Affiliates, acknowledges and agrees that (a) the representations and warranties in this Agreement are the exclusive representations and warranties made by the Purchaser and any of its Affiliates or representatives in connection with this Agreement and the transactions contemplated hereby, (b) such Seller and its Affiliates hereby disclaim any other express or implied representations or warranties, at law or in equity, with respect to such matters, this Agreement and the transactions contemplated hereby, (c) any due diligence materials made available to such Seller, its Affiliates or its respective representatives, do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Purchaser or any of its Affiliates, (d) in making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, such Seller has relied solely upon the representations and warranties of the Purchaser set forth in this Agreement and has not relied upon any other information or extra-contractual statements provided by, for or on behalf of the Purchaser or any of its agents or representatives to such Seller or any of its Affiliates or their respective representatives in connection with the transactions contemplated by this Agreement, nor is such Seller relying on the completeness or accuracy of any information, record, projection or statement made available or given to such Seller or any of such Seller's respective Affiliates in the performance of such investigation (or any omissions therefrom), (e) such Seller has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties of any kind or nature, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of Purchaser or the Company and (f) such Seller acknowledges that, except as contemplated by this Agreement, no current or former stockholder, director, officer, employee, Affiliate, advisor or other Representative of the Purchaser has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

4.06    Litigation

. There are no Proceedings pending or, to the knowledge of such Seller, threatened against such Seller at law or in equity, or before or by any Governmental Entity, which would reasonably be expected to adversely affect such Seller's performance under this Agreement or the consummation of the transactions contemplated hereby. Such Seller is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity with respect to the transactions contemplated hereby.

ARTICLE V

    REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as of the date hereof to Sellers that the statements in this Article V are correct.

5.01    Organization and Organizational Power

. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

5.02    Authorization

. (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and (b) the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser have been duly and validly authorized by all requisite action of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents to which it is a party. Assuming that this Agreement is a valid and binding obligation of the other parties hereto and that each Transaction Document to which Purchaser is a party will be a valid and binding obligation of the other parties thereto (as applicable), this Agreement constitutes, and each Transaction Document to which Purchaser is a party will constitute, a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by Enforcement Limitations. No other vote of the holders of any equity interests of Purchaser is required to adopt this Agreement and approve the transactions contemplated hereby.

5.03    No Violation

. Purchaser is not subject to any obligation under its certificate of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material agreement, instrument, license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Purchaser's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04    Governmental Consents

. Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05    Litigation

. There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser at law or in equity, or before or by any Governmental Entity, which would reasonably be expected to adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity with respect to the transactions contemplated hereby.

5.06    Brokerage

. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser for which any of Sellers or any of their respective Affiliates would be liable following the Closing.

5.07    Investment Representation

. Purchaser is acquiring the Purchased Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Purchased Interests. Purchaser acknowledges that the Purchased Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Purchased Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

ARTICLE VI

    COVENANTS

6.01    Lien Releases

. The Company and Purchaser shall take such actions as may be necessary to facilitate the release, in connection with repayment of holders of Indebtedness on the Repaid Indebtedness Schedule, of any Lien securing such Indebtedness.

6.02    Confidential Information

. Each Seller hereby acknowledges and agrees that such Seller is familiar with the Company' Trade Secrets and other Confidential Information, and that the Company would be irreparably damaged if such Seller were to provide services to any Person competing with the Company or engaged in a similar business and that such competition by such Seller would result in a significant loss of goodwill by the Company. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 6.02 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, and that Purchaser would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if such Seller breached the provisions of this Section 6.02. Therefore, in further consideration of the purchase price payable hereunder and the goodwill of the Company being sold by Sellers, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Seller hereby covenants and agrees that it shall not disclose or use any Confidential Information of which it, he or she is or becomes aware, whether or not such information was or is developed by such Seller. Each Seller shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by any Person of Confidential Information that (i) has been published in a form generally available to the public other than as a result of any Seller's acts or omissions to act prior to the date such Person proposes to disclose such information or (ii) is required to be disclosed pursuant to any applicable Law or court order. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. The Parties hereto agree that with respect to Dyadic International Inc. the only Confidential Information and Trade Secrets of the Company for which it has any obligation under this Section are those contained in this Agreement, the Transaction Documents and other financial information disclosed to it in furtherance of  the transactions contemplated herein and therein. For the avoidance of doubt, this Agreement and the Transaction Documents, and the transactions contemplated herein and therein, are deemed Confidential Information.

6.03    Access to Books and Records

. From and after the Closing, for a period of six (6) years, Purchaser shall, and shall cause the Company to, provide Sellers' Representative and its authorized representatives with access, during normal business hours and upon reasonable notice, to (a) the books and records (for the purpose of examining and copying) of the Company with respect to periods or occurrences prior to or on the Closing Date and (b) employees of Purchaser and the Company, in all cases only for purposes of preparing and filing any Tax Returns or other reports or documents with any Governmental Entity, any Tax audits, or to comply with applicable Law; provided, that, notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of the Company and (ii) nothing herein shall require the Company to provide access to, or to disclose any information to, Sellers' Representative or its authorized representatives if such access or disclosure would reasonably be expected to (x) waive any legal privilege, or (y) be in violation of applicable Law. Unless otherwise consented to in writing by Sellers' Representative, Purchaser shall not, and shall not permit the Company to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to and including the Closing Date without first giving reasonable prior notice to Sellers' Representative and offering to surrender to Sellers' Representative such books and records or any portion thereof which Purchaser or the Company may intend to destroy, alter or dispose of.

6.04    Director and Officer Matters

. The Company has purchased a prepaid insurance policy (i.e., "tail coverage", 50% of the cost of which shall be a Transaction Expense and 50% of the cost of which will be borne by Purchaser) which policy provides liability insurance coverage for the officers and/or directors and/or managers of the Company (each such officer or director, an "Indemnified Person") on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such Indemnified Persons for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement. Such policy is from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance. Purchaser shall not, and shall cause the Company to not, cancel or otherwise terminate such prepaid insurance policy.

6.05    Further Assurances

. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents. Each party hereto shall, as promptly as reasonably practicable, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from, and make all filings with, all Governmental Entities that are or become necessary for the performance of its obligations pursuant to this Agreement and the Transaction Documents. Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and to make all such filings.

6.06    Sellers' Representative.

(a)    Sellers' Representative hereby accepts the appointment as the Sellers' Representative pursuant to this Agreement effective on the date hereof, in accordance with the terms set forth in this Section 6.06. The appointment of Sellers' Representative shall be binding upon the Company and Sellers and their respective heirs, executors, successors and permitted assigns.

(b)    Sellers' Representative shall act on behalf of each Seller with the same effect as if taken by Sellers to institute, make or pursue claims, counterclaims or defenses, enter into, modify, amend, implement or waive any contract, compromise, settle or surrender any disputes or claims or make any other determination or take any other action or assert or compromise any claim in connection with all matters relating to this Agreement, the other Transaction Documents and any of the transactions contemplated hereby and thereby, solely as it relates to such Seller in its, his or her capacity as a Seller, including the receipt and delivery at Closing of certificates and other documents and the giving and receipt of notices by and behalf of Sellers for all purposes under Article VII and otherwise under and in relation to this Agreement and the other Transaction Documents; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the powers conferred to the Sellers’ Representative hereunder shall not authorize or empower the Sellers’ Representative to (i) do or cause to be done any of the foregoing in a manner that improperly discriminates between or among the Sellers; or (ii) as to any matter insofar as such matter relates to solely to a single Seller (including any actual or alleged breach or failure to comply with any of such Seller’s representations, warranties or covenants in this Agreement or any claim of fraud committed by such Seller), whereupon the particular Seller shall be entitled to handle all such matters directly, and all references to the Sellers’ Representative in such event shall be changed to such Seller. Further, notwithstanding anything in this Agreement to the contrary, the Sellers’ Representative shall not be entitled or authorized to, and shall not, take any action that would or could (and no agreement, settlement, action or inaction by the Sellers’ Representative shall) (A) require any Indemnifying Stockholder to be directly liable for any indemnification obligations or cause any Seller’s liability hereunder to exceed the express limitations in this Agreement as of the date hereof applicable to such Seller, (B) result in the amounts payable hereunder to any Seller being distributed in any manner other than as set forth in this Agreement, or (C) result in an increase of any Seller’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Seller’s prior written consent.

(c)    Sellers' Representative can be removed by Sellers for any or no reason, but only by delivery to Purchaser of a written instrument signed by each Seller (or their respective heirs, executors or successors-in-interest) at least ten (10) days in advance of the effective date of such removal. Sellers' Representative may resign for any reason or no reason at any time upon at least ten (10) days prior written notice to Purchaser.

(d)    If Sellers' Representative resigns or is removed, then a replacement Sellers' Representative shall be designated by written consent of Sellers (or their respective heirs, executors or successors-in-interest) constituting a majority of the proceeds received pursuant to this Agreement and such replacement Sellers' Representative shall notify Purchaser in writing of such designation promptly upon such designation, and any such replacement Sellers' Representative will have the full power and authority of Sellers' Representative hereunder.

(e)    The signature of Sellers' Representative shall be deemed to be the signature of all or any Seller, and Sellers shall be bound by the terms of any documents and agreements executed and delivered by Sellers' Representative on their behalf as though they were actual signatories thereto if within the express authority granted in Section 6.06(b).

(f)    Except as otherwise provided for in this Section 6.06, Purchaser is entitled to deal exclusively with Sellers' Representative on all matters relating to Sellers with respect to this Agreement and the other Transaction Documents, including under Article VII. Purchaser and all other Persons shall be entitled to rely, without any investigation or inquiry, upon all actions taken by Sellers' Representative as authorized by Section 6.06(b) as having been taken upon the authority of Sellers. Except as otherwise provided for in this Section 6.06, any action by Sellers' Representative shall be conclusively deemed to be the action of Sellers, and Purchaser shall not have any liability or responsibility to any Seller for any action taken in reliance thereon. Purchaser will not have any liability or obligation arising out of the acts or omissions of Sellers' Representative or any disputes between or among Sellers and Sellers' Representative. Except as otherwise provided for in this Section 6.06, Purchaser may rely entirely on its dealings with, and notices to and from, Sellers' Representative to satisfy any obligations Purchaser might have to any Seller under this Agreement, the other Transaction Documents or with respect to the contemplated transactions.

(g)    The Sellers’ Representative Holdback Amount shall be accessed, and the Sellers’ Representative Holdback Amount shall be used, solely by the Sellers’ Representative to pay directly and reimburse the Sellers’ Representative for any expenses reasonably incurred by the Sellers’ Representative in fulfilling its obligations under this Agreement. Upon conclusion of the Sellers’ Representative’s duties hereunder, as determined in the reasonable discretion of the Sellers’ Representative, the Sellers’ Representative shall promptly deliver any amounts then-remaining in the Sellers’ Representative Holdback Amount to each of the Sellers based on their respective Pro Rata Ownership Percentage. The Sellers’ Representative shall keep the Sellers’ Representative Holdback Amount in a separate account and not invest it.

(h)    If requested by Dyadic, the Sellers’ Representative shall provide the Purchaser with wire transfer instructions to allow for direct payment of any amounts owed to it hereunder by Purchaser.

ARTICLE VII

    INDEMNIFICATION AND RELATED MATTERS

7.01    Survival

. All representations and warranties set forth in this Agreement or set forth in any certificate or other instrument delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and terminate on that date that is twelve (12) months following the Closing Date (the "Survival Date"); provided, that the Fundamental Reps shall survive until their applicable statute of limitations periods following the Closing Date (the "Fundamental Survival Date"). Such representations and warranties made by Sellers shall not be affected by any examination made for or on behalf of Purchaser, the knowledge of any of its officers, directors, equityholders, employees, affiliates or agents, or the acceptance of any certificate hereunder. Any covenant or agreement set forth in this Agreement to be performed after the Closing shall survive in accordance with its terms and, if no term is specified, indefinitely; provided, that the right of an Indemnified Party to make a claim for a breach of any such covenant or agreement shall survive indefinitely. Notwithstanding the foregoing, no party shall be entitled to recover for any Loss pursuant to Section 7.02 for a breach of representation or warranty unless written notice of a claim thereof is delivered prior to the Survival Date or Fundamental Survival Date, as applicable, to the party against whom indemnification is sought; provided, that the right of indemnity with respect thereto shall survive the time at which it would otherwise terminate if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when Losses as a result thereof or in connection therewith or relating thereto may actually be incurred).

7.02    Indemnification.

(a)    BCP shall indemnify Purchaser and its Affiliates and its and their respective its officers, directors, equityholders, employees, agents, representatives, Affiliates (including the Company after the Closing), successors and permitted assigns (collectively, the "Purchaser Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Purchaser Parties in respect of any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing, and excluding punitive damages except to the extent actually paid to a third party) (collectively, "Losses" and individually, a "Loss") which any such Purchaser Party may suffer, sustain or become subject to (regardless of when incurred or whether or not such Losses relate to any third party claim), as a result of, in connection with, relating to or incidental to or by virtue of :

(i)    any misrepresentation or breach of any representation or warranty set forth in Article III or Article IV or set forth or referred to in any certificate or other instrument delivered by any Seller or the Company to Purchaser with respect thereto in connection with the Closing; provided, that for purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each such representation or warranty (other than the first sentence of Section 3.06 with respect to the occurrence of a Material Adverse Effect) shall be read without regard and without giving effect to the term "material" or "Material Adverse Effect" or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive;

(ii)    any breach by any Seller of any covenant or agreement made by any Seller contained in this Agreement or any Exhibit hereto;

(iii)    any Indebtedness or Transaction Expenses, in each case to the extent not included in the Final Purchase Price as finally determined pursuant to Section 1.04;

(iv)    (A) any Taxes of the Company for any taxable year or period that begins prior to the Closing Date and ends on or prior to the Closing Date, and, with respect to any Straddle Period, the portion of such taxable year or period ending on the Closing Date or otherwise attributable to the conduct of business by the Company on or prior to the Closing Date (including, for the avoidance of doubt, any imputed underpayment imposed on, or with respect to the assets and operations of, the Company with respect to a taxable period ending on or before the Closing that is paid in a taxable year after the Closing pursuant to Section 6225 of the Code or analogous provision of state law), (B) any Taxes incurred by any Person for which the Company is liable as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (C) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any predecessor is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, and (D) the employer's portion of any payroll and employment Taxes imposed with respect to any compensatory payments made pursuant to this Agreement (including amounts paid as bonus or incentive compensation), in each case to the extent not included in the Final Purchase Price as finally determined pursuant to Section 1.04; and

(v)    any of the matters set forth on the Indemnification Schedule attached hereto.

(b)    The indemnification provided for in Section 7.02(a) above shall be subject to the following limitations:

(i)    any indemnification of the Purchaser Parties pursuant to Section 7.02(a)(i) (other than with respect to Fundamental Reps or actual fraud) shall (x) first be effected first by making a claim against the Indemnification Escrow Account and (y) second be effected by withholding the aggregate amount of remaining Losses up to $[***] in the aggregate from the Contingent Payments, provided that such Losses will not reduce the Contingent Payments until either a final, nonappealable order, judgment or decree of any court of competent jurisdiction or written settlement between the applicable Indemnified Party and the Indemnifying Party, as applicable, to resolve such underlying indemnification claim (but amounts under dispute may be withheld until such final, nonappealable order, judgment or decree or written settlement);

(ii)    the aggregate liability under Section 7.02(a)(i) (other than with respect to the Fundamental Reps or actual fraud) shall in no event exceed $[***] (the "Cap"); and

(iii)    the aggregate liability under Section 7.02(a) (including with respect to the Fundamental Reps but excluding actual fraud) shall in no event exceed the total aggregate proceeds received by the Sellers under this Agreement.

(c)    Purchaser shall indemnify Sellers and hold Sellers harmless from and against any Loss which Sellers may suffer, sustain or become subject to, as the result of (i) the breach by Purchaser of any representation or warranty made by Purchaser set forth in Article V or set forth or referred to in any certificate or other instrument delivered by Purchaser with respect thereto in connection with this Agreement and (ii) the breach by Purchaser of any covenant or agreement by Purchaser contained in this Agreement or any Exhibit hereto.

(d)    Any party making a claim for indemnification under this Article VII (the "Indemnified Party") shall notify the indemnifying party (the "Indemnifying Party") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent (and only to the extent) such failure shall have materially prejudiced the Indemnifying Party. With respect to any third party claim, the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a nationally recognized reputable counsel acceptable to the Indemnified Party; provided that prior to the Indemnifying Party assuming control of such defense, it shall first (i) verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder, (ii) enter into an agreement with the Indemnified Party in form and substance satisfactory to the Indemnified Party which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation, or facts giving rise to such claim for indemnification hereunder and (iii) furnish the Indemnified Party with evidence which, in the sole judgment of the Indemnified Party, is and shall be sufficient to satisfy any such liability; provided further that:

(i)    the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party (except that the fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense shall be borne by the Indemnifying Party);

(ii)    the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party's reputation or business prospects, (C) the claim seeks an injunction or equitable relief against the Indemnified Party, (D) the claim involves matters relating to Environmental Laws in which case the Indemnified Party shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions) (provided that the Indemnified Party shall keep the Indemnifying Party reasonably apprised of any significant developments relating to any claim under Environmental Law), (E) the claim relates to Taxes of the Company, or (F) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; and

(iii)    if the Indemnifying Party, with the consent of the Indemnified Party, shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief shall be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

(e)    Subject to Section 7.02(b)(i), the Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for such claim; provided that with respect to any amounts owing from Sellers in respect of any claim for indemnification under this Agreement: (i) to the extent paid from funds available in the Indemnification Escrow Account or as a set-off against the Contingent Payments, such amounts will be made without regard to any individual Seller's interest in such funds or right to such Contingent Payments; and (ii) in the case of indemnification under Section 7.02(a)(i) with respect to a breach or inaccuracy of any representation or warranty made by a Seller under Article IV hereof or Section 7.02(a)(ii) with respect to a breach of any covenant or agreement made by a Seller, amounts to be paid under the foregoing clause (ii) not covered by the Indemnification Escrow Amount shall be paid 100% by such Seller that breached (rather than by BCP), and the aggregate liability of such Seller (other than in the case of BCP) will in no event exceed the total aggregate proceeds received by such Seller under this Agreement.

(f)    Amounts paid to or on behalf of any Seller, on the one hand, or Purchaser, on the other hand, as indemnification shall be treated as adjustments to the Final Purchase Price, unless otherwise required by applicable Tax Law.

(g)    Notwithstanding any implication to the contrary contained in this Agreement, none of the limitations in this Article VII shall apply to claims against a Person based upon actual fraud by such Person or breaches of Section 6.02 by such Person.

(h)    From and after the Closing, no Seller may seek contribution from any of the Purchaser Parties with respect to any indemnification obligations of Sellers hereunder.

(i)    Payments made by an Indemnifying Party with respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim. If an Indemnified Party has received the payment required by this Agreement from an Indemnifying Party in respect of any Losses and later receives insurance proceeds or other amounts in respect of such Losses, then such Indemnified Party shall hold such insurance proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such insurance proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Losses (or, if there is more than one Indemnifying Party, the Indemnified Party shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties of such insurance proceeds)).

(j)    Except with respect to injunctive and other non-monetary equitable relief, and except for any action against a Person based on actual fraud committed by such Person, Purchaser acknowledges and agrees (on behalf of itself and its Affiliates) that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims for money damages relating to a breach of representation or warranty contained in this Agreement shall be pursuant to the provisions of this Article VII.

(k)    The amount in the Indemnification Escrow Account, if any, shall be released to Sellers (based on their respective Pro Rata Ownership Percentages) as follows as soon as reasonably practicable following the Survival Date: the difference, if positive, obtained by subtracting from the Indemnification Escrow Account an amount equal to the aggregate amount of unsatisfied claims for Losses of Purchaser Parties properly made on or prior to the Survival Date in accordance with the provisions of this Article VII and the Escrow Agreement. Further, from and after the Survival Date, to the extent that (i) any amounts have been withheld in respect of unsatisfied claims and (ii) the applicable underlying claims are resolved in favor of the Sellers, such amounts shall be promptly released to the Sellers (to the extent funds remain in the Indemnification Escrow Account to satisfy all other then-unsatisfied claims). Purchaser and Sellers' Representative agree to promptly jointly execute and deliver to the Escrow Agent any written instructions required to effect any release of funds in the Indemnification Escrow Account required pursuant to this Agreement. All fees and expenses of the Escrow Agent shall be payable 50% by Purchaser and 50% by Sellers.

(l)    Notwithstanding anything in this Article VII to the contrary, if a claim for indemnification involves multiple Sellers (i.e., multiple Sellers are Indemnifying Parties with respect to the same indemnification claim), then only the Sellers' Representative (and not any other Sellers that are Indemnifying Parties) shall be entitled to assume control of such defense of such claim (on behalf of all Indemnifying Parties) subject to the terms and conditions of this Article VII.

7.03    General Release

. Effective as of the Closing, each Seller, on behalf of himself or herself, and each of his or her past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, representatives, investors, stockholders, equityholders, securityholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a "Releasing Party" and, collectively, the "Releasing Parties"), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company, and each of its former, present and future Affiliates, parent(s) and subsidiary companies, joint ventures, predecessors, successors and assigns (including Purchaser and its Affiliates), and their respective former, present and future representatives, investors, equityholders, members, directors, officers, managers, employees, partners, insurers and indemnitees (collectively the "Released Parties"), of and from any and all manner of action or inaction, cause or causes of action, actions, encumbrances, contracts, promises, liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, applicable Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, solely in such Releasing Party's capacity as a Seller, and which, in each case, are based on acts, events or omissions occurring prior to or contemporaneously with the Closing (the "Released Claims"); provided, that the foregoing release shall not release, impair or diminish, and the term "Released Claims" shall not include, in any respect any rights of: (a) each Releasing Party under this Agreement or the other agreements executed in connection with the transactions contemplated hereby; (b) the Releasing Parties to indemnification, reimbursement or advancement of expenses under the provisions of the organizational or governance documents of the Company (or any directors' and officers' liability insurance policy maintained by the Company) with respect to any act, omission, event or transaction occurring prior to or contemporaneously with the Closing, or (c) Dyadic International Inc. arising out of or relating to that certain Amended and Restated Non-Exclusive Sub-License Agreement, dated June 24, 2020, by and between Dyadic International Inc. and the Company. In no event shall any of the Company or any of their respective Affiliates have any liability or obligation whatsoever to any Seller for any breaches of the representations, warranties, agreements or covenants of the Company hereunder, and in any event none of Sellers may seek contribution from the Company or any of their respective Affiliates in respect of any payments required to be made by any Seller pursuant to this Agreement.

ARTICLE VIII

    ADDITIONAL COVENANTS

8.01    Tax Matters

.

(a)    Transfer Taxes. All transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, equity transfer tax, or other similar Tax imposed on Purchaser, the Company or Sellers as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes, will be split evenly between Purchaser, on the one hand, and BCP, on the other hand. The parties shall cooperate in the filing of any returns with respect to the Transfer Taxes.

(b)    Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company (other than commercial agreements not primarily related to Taxes) shall be terminated as of the Effective Time, and, after the Effective Time, the Company shall not be bound thereby or have any liability thereunder.

(c)    Straddle Periods. For purpose of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)    Cooperation on Tax Matters. Purchaser, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, any Proceeding or the entering into of any closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(e)    With respect to any taxable period during which the Company was treated as a partnership for U.S. federal income tax purposes, the Company shall make (and Sellers shall take such actions as are necessary or appropriate to cause the Company to make) a timely "push out" election under Section 6226 of the Code (and any similar provision of state, local or foreign Law).

ARTICLE IX

    DEFINITIONS

9.01    Definitions

. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

"409A Plan" has the meaning set forth in Section 3.16(i).

"ACA" has the meaning set forth in Section 3.10(b).

"Adjustment Escrow Amount" means $[***].

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

"Affiliate Agreement" has the meaning set forth in Section 3.21.

"Agreement" has the meaning set forth in the Recitals.

"Anti-Corruption Laws" has the meaning set forth in Section 3.08(f).

"Base Purchase Price" means $[***].

"BCP" means Benoit Capital Partners LLC, a Florida limited liability company, in its capacity as a Class A Seller.

"Business Changes" has the meaning set forth in Section 1.08(a).

"Business Day" means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Diego, California.

"Cap" has the meaning set forth in Section 7.02(b)(ii).

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto, or any other Law or executive order or executive memo (including the Families First Act, "Division N - Additional Coronavirus Response and Relief" of the Consolidated Appropriations Act, and the American Rescue Plan Act of 2021) intended to address the consequences of COVID-19.

"Cash" means, with respect to the Company, as of the Effective Time, all cash on hand and in banks (including deposits in transit but net of issued but uncleared checks and drafts and uncleared wires) and cash equivalents convertible into cash and available for use within 30 days or less held by the Company at such time and, excluding any cash which is not freely usable by Purchaser to the extent it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

"Cause" means (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate of the Company and the Retention Employee (or where there is such agreement in effect but it does not define "cause" (or words of like import)), the Retention Employee's (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate of the Company; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Retention Employee reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate of the Company negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate of the Company; (v) material violation of the Company's or an Affiliate of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Retention Employee and the Company or an Affiliate of the Company; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate of the Company and the Retention Employee that defines "cause" (or words of like import), "cause" as defined under such agreement; provided, however, that with regard to any agreement under which the definition of "cause" only applies on occurrence of a change in control, such definition of "cause" shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.

"Closing" has the meaning set forth in Section 2.01.

"Closing Date" has the meaning set forth in Section 2.01.

"Closing Purchase Price" means (i) the Base Purchase Price, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount (if any) by which the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount, minus (iv) the amount (if any) by which the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the Indemnification Escrow Amount, minus (vii) the Adjustment Escrow Amount, minus (viii) the amount of Estimated Transaction Expenses, minus (ix) the Sellers’ Representative Holdback Amount.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the Recitals.

"Company LLC Agreement" means that Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 25, 2020.

"Company Intellectual Property" as the meaning set forth in Section 3.14.

"Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, of the Company or their respective business relations and business activities. Confidential Information includes, but is not limited to, the following of the Company: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, the Company' customers, distributors, vendors, service providers, independent contractors, joint venture partners and other business relations and their confidential information; (iii) Trade Secrets, know how, compilations of data and analyses, techniques, systems, formulae, algorithms, research, records, reports, manuals, documentation, models, source code, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) and (v) other non-public Intellectual Property rights.

"Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of May 14, 2021, between the Company and Purchaser.

"Contract" means any contract, agreement, arrangement, understanding, license, lease or instrument, and all amendments, modifications and supplements thereto.

"Contingent Payment" has the meaning set forth in Section 1.07.

"COVID-19" means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

"COVID-19 Measures" means any quarantine, "shelter in place", "stay at home", social distancing, shut down, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 pandemic, including the CARES Act, Families First Act, any Payroll Tax Executive Order, and any reasonable actions taken or planned to be taken in response thereto.

"Credit Restriction" has the meaning set forth in Section 1.08(b).

"Data Security Requirements" means, collectively, all of the following to the extent relating to confidential information or Personal Data or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company: (i) the Company's own rules, policies, and procedures, (ii) all applicable Laws and industry standards (including the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements the Company entered into or by which it is bound.

"DDTC" means the Directorate of Defense Trade Controls of the U.S. Department of State.

"Disclosure Schedules" has the meaning set forth in Article III.

"Effective Time" means 12:01 a.m. Central Time on the Closing Date.

"Employee Retention Payment" has the meaning set forth in Section 1.07.

"Enforcement Limitations" has the meaning set forth in Section 3.03(c).

"Environmental Laws" means all Laws and judicial or administrative orders concerning public or worker health or safety, pollution or protection of the environment or natural resources.

"Enzyme Buyer" has the meaning set forth in Section 1.06(g).

"ERISA" has the meaning set forth in Section 3.10.

"ERISA Affiliate" means any Person that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

"Escrow Agent" has the meaning set forth in Section 2.02(b).

"Escrow Agreement" has the meaning set forth in Section 2.02(b).

"Estimated Cash" has the meaning set forth in Section 1.03.

"Estimated Indebtedness" has the meaning set forth in Section 1.03.

"Estimated Net Working Capital Amount" has the meaning set forth in Section 1.03.

"Estimated Statement" has the meaning set forth in Section 1.03.

"Estimated Transaction Expenses" has the meaning set forth in Section 1.03.

"Ex-Im Laws" means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection.

"Existing Enzyme Product" means an enzyme product that has already been developed (whether partially or in full) by the Company and is listed on Exhibit I attached hereto, which list may be updated from time to time by Sellers' Representative.

"Existing Enzyme Product Pricing" has the meaning set forth in Section 1.06(g).

"Families First Act" means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

"FDA" means the U.S. Food and Drug Administration and equivalent non-U.S. Governmental Entities.

"FDA-Regulated Product" means each existing Company platform, program, product, product candidate or service subject to regulation by the FDA under Healthcare Regulatory Laws or any other comparable Law including (i) approved and investigational drugs, biological products, medical devices (including in vitro diagnostic tests and laboratory developed tests), and combination products and any raw materials or components of such drugs, biological products, medical devices, or combination products; and (ii) any products or services used in the design, monitoring, and control of manufacturing processes and facilities that are subject to Healthcare Regulatory Laws, including Current Good Manufacturing Practice regulations and/or Quality System regulations.

"Federal Health Care Programs" has the meaning set forth in Section 3.08(e)(i).

"Final Purchase Price" means (i) the Base Purchase Price, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.04, plus (iii) the amount (if any) by which the Net Working Capital as finally determined pursuant to Section 1.04 is greater than the Target Net Working Capital Amount, minus (iv) the amount (if any) by which Net Working Capital as finally determined pursuant to Section 1.04 is less than the Target Net Working Capital Amount, plus (v) the amount of Cash as finally determined pursuant to Section 1.04, minus (vi) the Indemnification Escrow Amount, minus (vii) the Adjustment Escrow Amount, minus (viii) the amount of Transaction Expenses as finally determined pursuant to Section 1.04, minus (ix) the Sellers’ Representative Holdback Amount.

"Financial Statements" has the meaning set forth in Section 3.05(a).

"First Performance Payment" has the meaning set forth in Section 1.06(a).

"First Performance Period" has the meaning set forth in Section 1.06(a).

"First Revenue Amount" means the Revenue for the First Performance Period as finally determined and calculated pursuant to Section 1.06.

"Fundamental Reps" means those representations and warranties contained in Section 3.01 (Organization and Organizational Power), Section 3.02 (Subsidiaries), Section 3.03 (Authorization; No Breach; Valid and Binding Agreement), Section 3.04 (Capitalization), Section 3.18 (Brokers), Section 4.01 (Organization and Organizational Power), Section 4.02 (Authorization; No Breach; Valid and Binding Agreement), Section 4.03 (Capitalization) and Section 4.04 (Brokerage).

"Fundamental Survival Date" has the meaning set forth in Section 7.01.

"GAAP" means United States generally accepted accounting principles.

"Government Contract" means any Contract currently in performance that is between the Company and a Governmental Entity.

"Governmental Entity" means any federal, national, state, foreign, provincial, local or other government or any governmental or regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body (public or private), department, political subdivision, tribunal or other instrumentality thereof.

"Hazardous Materials" means any chemical, substance, material or waste, which is defined, prohibited, limited, regulated or a basis for liability or standards of conduct under Environmental Laws, including any pharmaceutical, medical and biological wastes, petroleum and petroleum by-products, mixtures, pesticides, pollutants, contaminants, toxic chemicals, asbestos or asbestos-containing materials, lead, polychlorinated biphenyls, per and polyfluoroalkyl substances, noise, odor, mold or radiation.

"Healthcare Regulatory Laws" means all Laws relating to regulation, provision, management, administration of or payment for healthcare services or the fabrication, manufacturing, sale or distribution of drugs, biological products, medical devices, and combination products, or their raw materials and components, or other healthcare goods or items, including the following: the U.S. Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., the Public Health Service Act, 42 U.S.C. § 262, the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h, regulations governing Good Clinical Practice, Good Laboratory Practice, Quality System Regulation, and Current Good Manufacturing Practice, any comparable state or local Laws, regulations or authorities, and any analogous Laws of any applicable jurisdiction.

"Indebtedness" means, as of immediately before the Closing, but taking into account any of the following items that are triggered by the Closing or the transactions contemplated hereby, without duplication, (a) all obligations (including all obligations in respect of principal, accrued or unpaid interest, penalties or prepayment penalties, accrued fees, accrued expenses, breakage costs, premiums and other monetary obligations) of the Company (i) for borrowed money, including all amounts set forth in any Payoff Letter, (ii) in respect of capital or finance lease obligations in the Financial Statements or required to be classified as capital or finance lease obligations in accordance with GAAP, (iii) for any deferred purchase price, including all Tax-related payments, earn-outs, seller notes and other similar payments, whether contingent or otherwise, calculated as the maximum amount payable under or pursuant to such obligation, payable by the Company with respect to any property, business, assets, securities, or services that has been delivered to the Company as of the Closing Date, (iv) evidenced by bonds, debentures, notes or other similar instruments or debt securities, (v) for any commitment by which the Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers' acceptances), in each case only to the extent drawn upon, (vi) under any hedging, swap or similar arrangement, (vii) all obligations for payment of unpaid bonuses and commissions (whether accrued for or not), including those transaction bonuses listed on the Transaction Bonus Schedule, severance and/or unfunded non-qualified deferred compensation or similar compensatory payments, together with the employer portion of any Taxes related thereto (determined as if such amounts were payable as of the Closing), (viii) in respect of securityholder distributions declared or otherwise required to be paid and any other amounts owed to Sellers or any of their Affiliates, (ix) for all unpaid Taxes of the Company (whether or not such Taxes are due and payable as of the Closing Date) with respect to any Pre-Closing Tax Period and all Taxes (including payroll Taxes) relating to events, transactions, or payments occurring prior to the Closing that were deferred under any COVID-19 Measure (which shall not be an amount less than zero in any jurisdiction or with respect to any type of Tax, which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax), (x) secured by a purchase money mortgage or other Liens, (xi) for any deferred revenue or customer deposits in accordance with GAAP, (xii) in respect of deferred rent that is a liability of the Company required to be repaid to the applicable landlord, and (xiii) under letters of credit or bankers' acceptance, in each case only to the extent drawn upon, and any performance and surety bonds and (b) all indebtedness in the nature of guarantees, directly or indirectly, of the obligations of other Persons described in clauses (a)(i) through (a)(xiii). Indebtedness shall not include any indebtedness incurred by the Company at the request of Purchaser or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

"Indemnification Escrow Amount" means $[***].

"Indemnified Party" and "Indemnifying Party" has the meaning set forth in Section 7.02(d).

"Indemnified Person" has the meaning set forth in Section 6.04.

"Interim Financial Statements" has the meaning set forth in Section 3.05(a).

"Initial Report" has the meaning set forth in Exhibit B.

"Intellectual Property" means any or all of the following in any jurisdiction in the world: (i) copyrights, copyrightable works, works of authorship, and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, trade dress, social media accounts and other indicia of source, and registrations and applications for registration thereof, and all goodwill associated therewith; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names; (v) inventions (whether or not patentable), processes, methods, Trade Secrets, know-how and other confidential information; (vi) rights in software, data and databases; and (vii) other intellectual property and proprietary rights.

"ITAR" means the International Traffic in Arms Regulations, 22 CFR Parts 120-130.

"Knowledge of Sellers" or "Knowledge of the Company" and all permutations thereof, means the actual knowledge, after reasonable inquiry, of [***].

"Labor Agreement" has the meaning set forth in Section 3.06(j).

"Latest Balance Sheet" has the meaning set forth in Section 3.05(a).

"Laws" means any federal, state, provincial, municipal, local, supranational, domestic or foreign law (including common law), rule, act, code, regulations, judgment, injunction, order, ordinance, statute, ruling, determination, award, writ or decree of any Governmental Entity, including Healthcare Regulatory Laws.

"Leased Real Property" has the meaning set forth in Section 3.09(b).

"Leases" has the meaning set forth in Section 3.09(b)

"Lien" means any encumbrance, hypothecation, infringement, license, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, conditional sale agreement, right of first refusal, right of first offer, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

"Loss" has the meaning set forth in Section 7.02(a).

"Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, has had or would reasonably be expected to have or result in, a material adverse effect on (x) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company or (y) the ability of the Company or any Seller to timely perform any of their respective obligations under this Agreement or to consummate the transactions contemplated herein; provided, that any such change, effect, event, occurrence, state of facts or development, to the extent resulting from or arising in connection with the following, shall not be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect pursuant to clause (x) above: any change, effect, event, occurrence, state of facts or development resulting from or arising in connection with (i) conditions affecting the industries in which the Company participate, the economy as a whole or the capital markets in general (including currency fluctuations) or the markets in which the Company operate; (ii) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (iii) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (iv) the failure of the Company to meet or achieve the results set forth in any projection or forecast (provided, that this clause (iv) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (v) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the U.S. or any other country or region in the world; provided that, in the case of clauses (i), (ii), (v) and (vi) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects any of the Company as compared to other Persons or businesses that operate in the industry in which the Company operates, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur.

"Net Working Capital" means, as of the Effective Time, the difference whether positive or negative between (a) the current assets of the Company and (b) the current liabilities of the Company, in each case (i) calculated in accordance with GAAP, provided that (A) Net Working Capital shall ignore the effects of purchase accounting; (B) no item shall be excluded solely on the grounds of materiality; and (C) where an accrual, provision, reserve, or liability was made or included in Company's unaudited balance sheet as of August 31, 2022 in relation to any matter or series of related matters, no decrease to such amount shall be made in the calculation of any amount in the current liabilities unless and to the extent that since August 31, 2022, the specific obligation was paid, the service was performed, or a corresponding asset was written off, and (ii) excluding any Cash, cash which is not freely usable, inventory, Indebtedness, Transaction Expenses and current or deferred Tax assets and liabilities, loans or amounts receivable from Sellers or any of their Affiliates or assets and any contra liabilities relating to Indebtedness, all as calculated in accordance with GAAP. Exhibit H hereto shows an illustrative calculation of Net Working Capital.

"Objections Statement" has the meaning set forth in Section 1.04.

"Payoff Letter" has the meaning set forth in Section 2.02(e).

"PBGC" means the Pension Benefit Guaranty Corporation.

"Payroll Tax Executive Order" means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Code Section 3101(a) and 3201) and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65 and IRS Notice 2021-11).

"Performance Objection Notice" has the meaning set forth in Section 1.06(e).

"Performance Payments" has the meaning set forth in Section 1.06(a).

"Performance Payment Statement" has the meaning set forth in Section 1.06(e).

"Performance Periods" has the meaning set forth in Section 1.06(a).

"Permitted Liens" means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves are maintained in accordance with GAAP; (ii) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or for which adequate reserves have been established in accordance with GAAP; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property or the operation of the business conducted thereon, as applicable (or with respect to which a violation would not reasonably be expected to impair the occupancy or use of the Leased Real Property); (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property, as applicable for the purposes for which it is currently used in connection with the Company' businesses; (v) public roads and highways; (vi) Liens arising in the ordinary course of business under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; (viii) non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business; and (ix) Liens set forth on the Permitted Liens Schedule.

"Person" means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

"Personal Data" means, in addition to any definition for "personal information" or any similar term (e.g., "personal data" or "personally identifiable information") provided by applicable Law or by the Company in any of its privacy policies, notices or contracts, all information that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular individual or household.

"Plan" has the meaning set forth in Section 3.10(a).

"Pre-Closing Tax Period" means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

"Preliminary Statement" has the meaning set forth in Section 1.04.

"Proceeding" means any action, complaint, suit, litigation, audit, inspection, inquiry, investigation, grievance, claim, charge, debarment proceeding, arbitration, condemnation proceeding or other legal proceeding (whether civil, criminal, arbitral or otherwise) by or before any Governmental Entity.

"Purchased Interests" has the meaning set forth in the Recitals.

"Purchaser" has the meaning set forth in the Recitals.

"Purchaser Parties" has the meaning set forth in Section 7.02(a).

"Rebuttal Report" has the meaning set forth in Exhibit B.

"Receivables" has the meaning set forth in Section 3.05(e).

"Registrations" has the meaning set forth in Section 3.08(a).

"Released Claims" has the meaning set forth in Section 7.03.

"Released Parties" has the meaning set forth in Section 7.03.

"Releasing Party" has the meaning set forth in Section 7.03.

"Retention Date" has the meaning set forth in Section 1.07

"Retention Employees" has the meaning set forth in Section 1.07.

"Retention Payment" has the meaning set forth in Section 1.07.

"Revenue" shall mean, with respect to a Performance Period, the revenue of the Company calculated in accordance with GAAP, but only to the extent such revenue is not extraordinary in nature or type and is not outside the ordinary course of business, such as that resulting from an asset sale; provided that, the determination of Revenue shall:

(x) exclude the effect of the following (but only to the extent included in the calculation of Revenue for a Performance Period): (i) any "purchase accounting" or "push-down accounting" adjustments, (ii) any changes in GAAP or the accounting policies, practices, or procedures of the Company during the Performance Period, or (iii) any non-cash increases or gains related to releases or reversals of reserves or of any other liability, including as related to inventory, discounts, returns, promotions, or other similar allowances;

(x) include any adjustments to reflect the difference between book and actual inventory values based on a physical inventory conducted at the end of a Performance Period; and

(y) adjusted in order that any discount, return, promotion, or other similar item will be matched to the period in which the corresponding revenue is recognized.

"Sanctioned Country" means any country or region that is the (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including, Cuba, Iran, North Korea, Syria, Venezuela and the Crimea region of Ukraine).

"Sanctioned Person" means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of Treasury, Office of Foreign Asset Control's ("OFAC") Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

"Sanctions Laws" means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

"Schedule" has the meaning set forth in Article III.

"Second Performance Payment" has the meaning set forth in Section 1.06(a).

"Second Performance Period" has the meaning set forth in Section 1.06(a).

"Second Revenue Amount" means the Revenue for the Second Performance Period as finally determined and calculated pursuant to Section 1.06.

"Securities Act" means the Securities Act of 1933, as amended.

"Security Incident" means any (i) breach of security, phishing incident, ransomware or malware attack affecting any Systems, or (ii) incident in which confidential information or Personal Data was or may have been accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by the Company or by another Person on behalf of the Company).

"Sellers" has the meaning set forth in the Recitals.

“Sellers’ Representative Holdback Amount” means an amount of cash equal to $[***].

"Straddle Period" has the meaning set forth in Section 8.01(c).

"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

"Survival Date" has the meaning set forth in Section 7.01.

"Systems" means servers, software, computer firmware, computer hardware, electronic data processing equipment, websites, databases, circuits, networks, network equipment, peripherals, computer systems and other computer, communications and telecommunications devices and equipment.

"Target Net Working Capital Amount" means $[***].

"Tax" (including with correlative meaning the terms "Taxes" and "Taxable") means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, escheat, abandoned, or unclaimed property, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental under Section 59A of the Code, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax.

"Tax Authority" means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

"Tax Returns" means any return, report, information return or other document (including schedules, attachments or any related or supporting information and any amended returns) filed or required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.

"Third Performance Payment" has the meaning set forth in Section 1.06(a).

"Third Performance Period" has the meaning set forth in Section 1.06(a).

"Third Revenue Amount" means the Revenue for the Third Performance Period as finally determined and calculated pursuant to Section 1.06.

"Trade Control Laws" has the meaning set forth in Section 3.08(h).

"Trade Secrets" means any and all confidential proprietary, including versions of the computer software, hardware and documentation of the Company; all methods, processes, know-how, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists and salary/commission information, personnel matters, financial data, operating results, plans, contractual relationships and projections for business opportunities for new or developing business of the Company and/or its Affiliates.

"Transaction Documents" means the Escrow Agreement and any certificate or instrument required to be delivered under Section 2.02.

"Transaction Expenses" means all fees, costs, and expenses of Sellers and the Company, whether accrued for or not, incurred or subject to reimbursement in connection with the sale of the Company and the preparation, execution, delivery, performance and/or consummation of this Agreement, the Transaction Documents and the Closing, including the following: (i) the amount of any sale, change in control, retention or transaction bonuses, discretionary bonuses, severance or termination payments or benefits or any similar amounts, whether accrued or not, that are incurred or otherwise become due or payable in connection with or upon the consummation of the transactions contemplated by this Agreement (including any of the foregoing that become due and payable as a result of the consummation of the transactions contemplated by this Agreement combined with a subsequent termination of the current or former employee, officer, director, independent contractor, service provider or consulting relationship by the Person to whom such payments are owed), but excluding any Employee Retention Payments set forth on Exhibit D attached hereto; (ii) the amount of any investment banking, brokerage, accounting, attorney, finders' or advisory or other professional fees incurred or subject to reimbursement by the Company or any Seller or their respective Affiliates on or prior to Closing with respect to the transactions contemplated by this Agreement, whether accrued or not; (iii) the amount of any transaction fees incurred or subject to reimbursement by the Company or any Seller or their respective Affiliates on or prior to Closing in connection with any of the transactions contemplated by this Agreement, whether accrued or not; (iv) all fees, expenses or other payments made in order to obtain any consents or approvals or to give notices in connection with the transactions contemplated hereby; (v) 50% of the cost of the prepaid insurance policy described in Section 6.04; (vi) 50% of all Transfer Taxes as set forth in Section 8.01(a); and (vii) the employer's share of payroll, social security, unemployment or similar Taxes incurred or otherwise payable by the Company in connection with any of the foregoing (regardless of when such payroll Taxes are payable). Notwithstanding the foregoing, Transaction Expenses shall not include any amounts included in Indebtedness or that otherwise reduce the Final Purchase Price, in each case on a dollar-for-dollar basis.

"Transfer" has the meaning set forth in Section 1.08(b).

"Transfer Taxes" has the meaning set forth in Section 8.01(a).

"Valuation Firm" has the meaning set forth in Section 1.04.

"WARN Act" has the meaning set forth in Section 3.11(a).

ARTICLE X

    MISCELLANEOUS

10.01    Amendment and Waiver

. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a party only if such amendment or waiver is set forth in a writing executed by Purchaser and Sellers' Representative, subject, in the case of each of the Sellers, to compliance with Section 6.06(b). No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

10.02    Press Releases and Communications

. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto (or any Affiliate of a party hereto) without the joint approval of Purchaser and Sellers' Representative, unless required by Law or the listing requirements of any stock exchange (on the reasonable advice of counsel) in which case Purchaser and Sellers' Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication to the extent reasonably practicable; provided, however, that in no event shall the purchase price or other key deal terms be disclosed (unless Purchaser provided its consent to the terms to be disclosed prior to the execution of this Agreement). For the avoidance of doubt, the parties acknowledge and agree that Purchaser and its Affiliates may provide general information about the subject matter of this Agreement in connection with their fundraising, marketing, informational or reporting activities. Nothing in this Section 10.02 shall prohibit any party from providing information about the subject matter of this Agreement and the transactions contemplated hereby (i) as part of their or any of their Affiliate's financial statements or Tax returns or (ii) to the extent reasonably necessary to enforce or comply with, or defend against claims under, this Agreement.

10.03    Expenses

. Except as otherwise expressly provided herein, Sellers, on the one hand, and Purchaser, on the other hand, shall pay all of their own expenses (including attorneys' and accountants' fees and expenses and, in the case of Sellers, the expenses of the Company incurred before Closing) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that Purchaser shall pay the Transaction Expenses as provided in Section 2.02(f).

10.04    Notices

. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set out below, or (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Purchaser and, after the Closing, the Company:

[***]

with copies (which shall not constitute notice) to:

[***]

Notices to Sellers' Representative:

[***]

with copies (which shall not constitute notice) to:

[***]

Or to such other address with respect to a party as such party notifies the other in writing as above provided.

10.05    Assignment

. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company and Sellers may not assign any rights under this Agreement without the prior written consent of Purchaser other than by operation of law or pursuant to the laws of descent and distribution and, except as set forth in the immediately two succeeding sentences, Purchaser may not assign any rights or obligations under this Agreement without the prior written consent of Sellers' Representative. No party may delegate any performance of its obligations under this Agreement, except that (i) Purchaser may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its Subsidiaries or Affiliates so long as Purchaser and the Company remain liable for their obligations hereunder, (ii) each of Purchaser and the Company may collaterally assign its rights under this Agreement to any lender providing financing to Purchaser or, following the Closing, the Company so long as Purchaser and the Company remain liable for their obligations hereunder and (iii) Purchaser may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Company or its Affiliates or any division thereof or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

10.06    Severability

. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision would be in opposition to the parties' intent with respect to such provision.

10.07    References

. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an "Article," "Section," "Exhibit," "Disclosure Schedule" or "Schedule" shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The phrase "ordinary course of business" means "ordinary course of business consistent with past practice." Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

10.08    Construction

. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent its relevance is reasonably apparent on the face of such disclosure. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall, to the extent its relevance is reasonably apparent on the face of such disclosure, be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article III of the Agreement whether or not such representations and warranties refer to such Schedule or any Schedule. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, a document shall be deemed to have been "delivered," "furnished" or "made available" (or any phrase of similar import) to Purchaser by the Company or Sellers if it has been posted to the Company's online data room titled "Alphazyme" hosted by Intralinks no later than two (2) Business Days prior to the date hereof (and not removed therefrom).

10.09    Complete Agreement

. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements, covenants, representations or warranties by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.10    Third‑Party Beneficiaries

. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.11    Delivery by Electronic Transmission

. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

10.12    Counterparts

. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

10.13    Governing Law

. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.14    Jurisdiction

. Except as otherwise expressly provided in this Agreement, any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.04 shall be deemed effective service of process on such party.

10.15    Waiver of Trial by Jury

. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS AMONG THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.16    Specific Performance

. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to specific performance, injunctive or other equitable relief in order to enforce their rights under or prevent any violations (whether anticipatory, continuing or future) of the terms hereof with respect to the transactions contemplated hereby. The foregoing sentence will not be construed as a waiver of any right such Person may now have or hereafter acquire to monetary damages from the other parties.

10.17    Guaranty.

(a)    In order to induce Purchaser to execute and deliver this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees in full each and every covenant, agreement and other obligation of BCP in this Agreement and any other document entered into in connection herewith, including the due, punctual and full payment and performance of BCP (including its permitted designees’ and assigns') obligations hereunder when due (including in connection with any breach of the Company's representations or warranties or BCP's representations or warranties or covenants and agreements herein), subject to any and all limitations expressly provided hereunder (the "Guaranteed Seller Obligations"). If BCP fails or refuses to timely pay or perform any such Guaranteed Seller Obligations, Guarantor shall immediately pay or perform such Guaranteed Seller Obligations after any such failure or refusal, as applicable. The obligations of Guarantor under this Section 10.17 shall survive the Closing and/or termination of this Agreement and continue in full force and effect thereafter. This guaranty is one of payment, not collection, and a separate action, suit, or other legal proceeding may be brought and prosecuted against Guarantor to enforce this Section 10.17, irrespective of whether any action, suit, or other legal proceeding is brought against Guarantor or whether Guarantor is joined in any such action, suit, or other legal proceeding.

(b)    Except as otherwise provided herein, the liability of Guarantor under this Section 10.17 shall, to the fullest extent permitted under applicable law, be absolute, irrevocable and unconditional irrespective of any future action or omission by any Person (including any waiver, amendment or modification of this Agreement) or the occurrence or non-occurrence of any future event or action.

(c)    Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Seller Obligations and notice of or proof of reliance by Purchaser upon this Section 10.17 or acceptance of this Section 10.17 and of the Guaranteed Seller Obligations. The Guaranteed Seller Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Section 10.17, and all dealings between Purchaser, on the one hand, and the Company or the Sellers, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Section 10.17.

(d)    The guaranty under this Section 10.17 is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Seller Obligations, shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of, and be enforceable by, Purchaser and its successors and permitted transferees and assigns.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first above written.

PURCHASER:

M A R A V A I L I F E S C I E N C E S
H O L D I N G S, I N C.

/s/ [***]

By: [***]

Its: [***]

COMPANY:

ALPHAZYME, LLC

/s/ [***]

By: [***]

Its: [***]

SELLERS' REPRESENTATIVE:

BENOIT CAPITAL PARTNERS LLC

/s/ [***]

By: [***]

Its: [***]

CLASS A SELLERS:

BENOIT CAPITAL PARTNERS LLC

/s/ [***]

By: [***]

Its: [***]

DYADIC INTERNATIONAL INC.

/s/ [***]

By: [***]